EXHIBIT 4.3

EXECUTION COPY

CREDIT AGREEMENT

Dated as of September 16, 2004

among

HARLEY-DAVIDSON FUNDING CORP., as the U.S. Borrower,

HARLEY-DAVIDSON FINANCIAL SERVICES EUROPE LIMITED, as the U.K.
Borrower,

and

THE TO BE DESIGNATED CANADIAN BORROWER, as the Canadian Borrower,

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.,

HARLEY-DAVIDSON FINANCIAL SERVICES INTERNATIONAL, INC. and

HARLEY-DAVIDSON CREDIT CORP.,
as Guarantors,

THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,

JPMORGAN CHASE BANK,
as Global Administrative Agent and Global Swing Line Lender,

CITIBANK, N.A.,
as Syndication Agent and

BNP PARIBAS,
as Documentation Agent

J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS, INC.,
as Co-Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

1.1	Certain Defined Terms
1.2	Currency Equivalents

ARTICLE II	THE CREDITS

2.1	Syndicated Global Loans
2.2	Syndicated Canadian Advances
2.3	Payments of Loans
2.4	Reduction/Increase of Commitments
2.5	Method of Borrowing Advances
2.6	Method of Selecting Types and Interest Periods; Determination of Applicable Margins
2.7	Minimum Amount of Each Syndicated Global Advance and Syndicated Canadian Advance
2.8	Method of Selecting Types and Interest Periods for Conversion and Continuation of Syndicated Global Advances, Syndicated Canadian Advances and Swing Line Loans
2.9	Swing Line Loans
2.10	The Bid Rate Advances
2.11	Default Rate
2.12	Method of Payment
2.13	Notes, Telephonic Notices
2.14	Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Loan Accounts
2.15	Notification of Advances, Interest Rates, Prepayments and Aggregate Commitment Reductions
2.16	Lending Installations
2.17	Non-Receipt of Funds by the Global Administrative Agent
2.18	Termination Date
2.19	Judgment Currency
2.20	Intentionally Omitted
2.21	Canadian Borrower as Borrower
2.22	Termination as Borrower

ARTICLE III	CHANGE IN CIRCUMSTANCES

3.1	Yield Protection
3.2	Changes in Capital Adequacy Regulations
3.3	Availability of Types of Advances
3.4	Funding Indemnification

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3.5	Taxes
3.6	Mitigation; Lender Statements; Survival of Indemnity
3.7	Non-U.S. Reserve Costs or Fees
3.8	Replacement of Affected Lenders

ARTICLE IV	CONDITIONS PRECEDENT

4.1	Initial Loans
4.2	Each Loan
4.3	Initial Advance to the Canadian Borrower

ARTICLE V	REPRESENTATIONS AND WARRANTIES

5.1	Corporate Existence and Standing
5.2	Authorization and Validity
5.3	No Conflict; Government Consent
5.4	Financial Statements
5.5	Material Adverse Change
5.6	Taxes
5.7	Litigation and Contingent Liabilities
5.8	Subsidiaries
5.9	ERISA
5.10	Accuracy of Information
5.11	Securities Activities
5.12	Material Agreements
5.13	Compliance with Laws
5.14	Assets and Properties
5.15	Statutory Indebtedness Restrictions
5.16	Foreign Employee Benefit Matters

ARTICLE VI	COVENANTS

6.1	Reporting
6.2	Affirmative Covenants
6.3	Negative Covenants
6.4	Financial Covenants

ARTICLE VII	DEFAULTS

7.1	Defaults

ARTICLE VIII	ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

8.1	Remedies
8.2	Defaulting Lender
8.3	Amendments
8.4	Preservation of Rights

ARTICLE IX	GENERAL PROVISIONS

9.1	Survival of Representations
9.2	Governmental Regulation
9.3	Headings
9.4	Entire Agreement
9.5	Several Obligations; Benefits of this Agreement
9.6	Expenses; Indemnification
9.7	Numbers of Documents
9.8	Accounting
9.9	Severability of Provisions
9.10	Nonliability of Lenders
9.11	CHOICE OF LAW
9.12	WAIVER OF JURY TRIAL
9.13	No Strict Construction
9.14	USA PATRIOT ACT

ARTICLE X	THE GLOBAL ADMINISTRATIVE AGENT

10.1	Appointment; Nature of Relationship
10.2	Powers
10.3	General Immunity
10.4	No Responsibility for Loans, Creditworthiness, Recitals, Etc.
10.5	Action on Instructions of Lenders
10.6	Employment of the Global Administrative Agent and Counsel
10.7	Reliance on Documents; Counsel
10.8	The Global Administrative Agent’s Reimbursement and Indemnification
10.9	Rights as a Lender
10.10	Lender Credit Decision
10.11	Successor Global Administrative Agent
10.12	Co-Agents, Documentation Agent, Syndication Agent, etc.

ARTICLE XI	SETOFF; RATABLE PAYMENTS

11.1	Setoff
11.2	Ratable Payments

ARTICLE XII	GUARANTEE

ARTICLE XIII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1	Successors and Assigns
13.2	Participations
13.3	Assignments
13.4	Confidentiality
13.5	Dissemination of Information

13.6	Non-Use of HDFS’ Licensed Marks

ARTICLE XIV	NOTICES

14.1	Giving Notice
14.2	Change of Address

ARTICLE XV	COUNTERPARTS

15.1	Counterparts

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	—	Commitments (Definitions)

EXHIBIT B-1	—	Form of Syndicated Global Note (Definitions)

EXHIBIT B-2	—	Form of Bid Rate Note (Definitions)

EXHIBIT C	—	Form of Assignment Agreement (§13.3)

EXHIBIT D	—	List of Closing Documents (§ 4.1)

EXHIBIT E	—	Form of Officer’s Certificate (§§ 4.2, 6.1(A)(iv))

EXHIBIT F	—	Form of Compliance Certificate (§§ 4.2, 6.1(A)(iv))

EXHIBIT G	—	Form of Syndicated Canadian Addendum (Definitions)

EXHIBIT H	—	Form of Assumption Letter (Definitions)

EXHIBIT I	—	Form of Commitment and Acceptance (§ 2.4(b))

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Schedules

Schedule I	—	Funding Protocols re: Syndicated Global Loans and Syndicated Canadian Loans (Definitions, § 2.6)

Schedule II	—	Funding Protocols re: Swing Line Loans (§ 2.9)

Schedule III	—	Mandatory Cost (Definitions)

Schedule 1.1.3	—	Permitted Existing Liens (Definitions)

Schedule 5.6	—	Taxes (§ 5.6)

Schedule 5.8	—	Subsidiaries (§ 5.8)

Schedule 6.3	—	Intercompany Subordination Terms (§ 6.3)

CREDIT AGREEMENT

This Credit Agreement dated as of September 16, 2004 is entered into among Harley-Davidson Funding Corp., a Nevada corporation, Harley-Davidson Financial Services Europe Limited, a company incorporated under the laws of England and Wales, the to be designated Canadian Borrower, if any, Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson Financial Services International, Inc., a Delaware corporation, Harley-Davidson Credit Corp., a Nevada corporation, the to be designated Canadian Guarantor, if any, the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an assignment and acceptance pursuant to Section 13.3, JPMorgan Chase Bank, as the Global Administrative Agent and the Global Swing Line Lender, Citibank, N.A., in its capacity as Syndication Agent and BNP Paribas, in its capacity as Documentation Agent.  The parties hereto agree as follows:

ARTICLE I  DEFINITIONS

1.1  Certain Defined Terms.  In addition to the terms defined in other sections of this Agreement, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

As used in this Agreement:

“Absolute Rate Auction” has the meaning specified in Section 2.10(b)(i) hereof.

“Acquisition” means any transaction, or any series of related transactions, by which any Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof which constitutes a going business, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or a majority (by percentage or voting power) of the outstanding ownership interests of a limited liability company.

“Advance” means a Bid Rate Advance, Syndicated Canadian Advance or Syndicated Global Advance.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than five percent (5%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, membership, ownership or other equity interests, by contract or otherwise.  In addition, each director of any of the Companies or any Subsidiary of any of the Companies shall be deemed to be an Affiliate of each Borrower.

“Agreed Currencies” means  (i) Dollars, (ii) euro, (iii) so long as each such currency remains an Eligible Currency, Pounds Sterling, Canadian Dollars and Swiss Francs and (iv) any other Eligible Currency which any Global Borrower requests the Global Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to each Syndicated Global Lender; provided that the Global Administrative Agent shall promptly notify each Syndicated Global Lender of each such request and each Syndicated Global Lender shall be deemed not to have agreed to each such request unless its written consent thereto has been received by the Global Administrative Agent within five (5) Business Days from the date of such notification by the Global Administrative Agent to such Syndicated Global Lender.

“Aggregate Commitment” means the aggregate of the Commitments of all the Syndicated Global Lenders, as reduced or increased from time to time pursuant to the terms hereof.  The initial Aggregate Commitment is $1,100,000,000.00.

“Aggregate Outstanding Credit Exposure” is defined in Section 2.4(b)(ii) hereof.

“Agreement” means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect as of the date of this Agreement in the United States, applied in a manner consistent with that used by Harley, when applied to Harley and otherwise HDFS in its preparation of its audited financial statements for the year ended December 31, 2003.

“Alternate Base Rate” means, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; and (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day.  For purposes hereof, “Prime Rate” shall mean the rate of interest per annum announced from time to time by JPMorgan Chase Bank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customers) in effect at its principal office in New York City, changing when and as said prime rate changes; provided that, with respect to Base Rate Loans and Base Rate Advances made by the Syndicated Canadian Banks to the Canadian Borrower, “Prime Rate” shall mean the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate (which is not necessarily the lowest rate charged to any customers) in effect at its principal office in Toronto, Ontario for loans in Dollars in Canada, changing when and as said prime rate changes.  Each change in the Prime Rate shall be effective on the date such change is announced as being effective. “Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Global Administrative Agent from three Federal funds brokers of recognized standing selected by the Global Administrative Agent.  If for any reason the Global Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Global Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Applicable Agreed Currency” means (i) Dollars, euro and, so long as such currency remains an Eligible Currency, Canadian Dollars, Pounds Sterling and Swiss Francs in the case of Syndicated Global Loans to the U.S. Borrower, (ii) Dollars, euro and so long as such currency remains an Eligible Currency, Pounds Sterling and Swiss Francs in the case of Syndicated Global Loans to the U.K. Borrower and (iii) any other Agreed Currency described in clause (iv) of the definition of Agreed Currency.

“Applicable Facility Fee” as at any date of determination, shall be the rate per annum then applicable in the determination of the amount payable under Section 2.14(C) with respect to the Aggregate Commitment, determined in accordance with the provisions of Section 2.6(b).

“Applicable Margin” is defined in Section 2.6(b) hereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities Inc. or Citigroup Global Markets, Inc. and “Arrangers” means, collectively, J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc.

“Assumption Letter” means a letter of the Canadian Borrower or the Canadian Guarantor addressed to the Lenders in substantially the applicable form of Exhibit H hereto pursuant to which the Canadian Borrower or Canadian Guarantor, as applicable, agrees to become a Borrower or Guarantor (as applicable) and agrees to be bound by the terms and conditions hereof as if originally a party hereto.

“Authorized Officer” means any of the chief executive officer, chief financial officer, any vice president, controller, treasurer or any other officer of the relevant

Borrower from time to time designated by an Authorized Officer in writing to the Global Administrative Agent as an Authorized Officer, acting singly.

“Bankers’ Acceptance Advance” is defined in the Syndicated Canadian Addendum.

“Bankers’ Acceptance Loan” is defined in the Syndicated Canadian Addendum.

“Bankruptcy Code” is defined in Article XII hereof.

“Base Rate Advance” means a Syndicated Global Advance or Syndicated Canadian Advance which bears interest at the Alternate Base Rate.

“Base Rate Loan” means a Syndicated Global Loan or Syndicated Canadian Loan, or portion thereof which bears interest at the Alternate Base Rate.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA in respect of which any of the Companies or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Bid Rate Advance” means a borrowing consisting of simultaneous Bid Rate Loans to a Global Borrower in the same currency from each of the Syndicated Global Lenders whose offer to make a Bid Rate Loan as part of such borrowing has been accepted by such Global Borrower under the applicable auction bidding procedure described in Section 2.10.

“Bid Rate Advance Borrowing Notice” is defined in Section 2.10(b)(i) hereof.

“Bid Rate Loan” means a loan by a Syndicated Global Lender to a Global Borrower as part of a Bid Rate Advance resulting from the applicable auction bidding procedure described in Section 2.10.

“Bid Rate Note”  means a promissory note of a Global Borrower payable to the order of any Syndicated Global Lender, in substantially the form of Exhibit B-2 hereto, evidencing the indebtedness of such Global Borrower to such Syndicated Global Lender resulting from the Bid Rate Loans made by such Syndicated Global Lender to such Global Borrower.

“Bid Rate Reduction” means the reduction in availability under the Aggregate Commitment as a result of outstanding Bid Rate Loans.

“Borrower” means the U.S. Borrower, the U.K. Borrower or the Canadian Borrower, if any, and “Borrowers” means, collectively, the U.S. Borrower, the U.K. Borrower and the Canadian Borrower, if any.

“Borrowing Date” means a date on which an Advance or a Loan is made hereunder.

“Borrowing Notice” means a Syndicated Global Advance Borrowing Notice, a Syndicated Canadian Borrowing Notice, a Bid Rate Advance Borrowing Notice, a Canadian Swing Line Borrowing Notice, a U.K. Swing Line Borrowing Notice or a USD Swing Line Borrowing Notice.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurocurrency Rate, a day (other than a Saturday or Sunday) on which banks are generally open for commercial banking business in New York, New York and on which dealings in United States Dollars and the other Agreed Currencies are carried on in the London interbank market; (ii) with respect to any borrowing or payment of any Canadian Dollar denominated Loan (or any other Loan made by a Syndicated Canadian Bank to the Canadian Borrower), a day (other than a Saturday or Sunday) on which banks are generally open for commercial banking business in Toronto, Ontario; (iii) with respect to any borrowing or payment of any euro denominated Loan, a Target Settlement Day, (iv) with respect to any borrowing or payment of any Loan denominated in a currency other than Dollars, Canadian Dollars and Pounds Sterling, a day on which the applicable Eurocurrency Payment Office related to such currency is open for the transaction of domestic and foreign exchange business and (v) for all other purposes a day (other than a Saturday or Sunday) on which banks are generally open for commercial banking business in New York, New York.

“Buying Lender” is defined in Section 2.4(b)(ii) hereof.

“Calculation Date” means (i) with respect to any Loan in any currency other than Dollars, the Business Day of the making of such Loan with respect to the Agreed Currency in which such Loan is being made and (ii) with respect to Loans, any other Business Day selected at the option of the Global Administrative Agent or at the direction of the Required Lenders.

“Canadian Borrower” means a direct or indirect Subsidiary of HDFS, and its successors and permitted assigns, which is organized under the laws of a jurisdiction located in Canada and which is designated as the Canadian Borrower pursuant to and in accordance with Section 2.21.

“Canadian Dollars” and “Cdn. $” means the lawful currency of Canada.

“Canadian Guarantor” means, if the Canadian Borrower is a Subsidiary of a parent company organized under the laws of a jurisdiction located in Canada, such parent company and its successors and permitted assigns.

“Canadian Dollar Sublimit” means $400,000,000.

“Canadian Prime Rate” means, as of any day, the higher of (i) the rate of interest per annum publicly announced from time to time by the Global Administrative Agent at is principal office in Toronto, Ontario, as its “prime rate” for loans in Canadian

Dollars in Canada, as in effect on such day, which rate may not be the lowest rate charged by the Global Administrative Agent to any of its customers and which Canadian Prime Rate shall change simultaneously with any change in such announced rate and (ii) the sum of one percent (1%) plus one-month CDOR in effect on such day.

“Canadian Prime Rate Advance” means an Advance which bears interest at the Canadian Prime Rate.

“Canadian Prime Rate Loan” means a Loan which bears interest at the Canadian Prime Rate.

“Canadian Swing Line Borrowing Notice” is defined in Section 2.9.2 hereof.

“Canadian Swing Line Commitment” means the obligation of the Global Swing Line Lender to make Canadian Swing Line Loans to the Canadian Borrower and the U.S. Borrower, as requested by the Canadian Borrower or the U.S. Borrower pursuant to Section 2.9, up to a maximum principal amount of Cdn. $20,000,000 in the aggregate and on a cumulative basis at any one time outstanding.

“Canadian Swing Line Loan” means a Canadian Dollar denominated loan or Bankers’ Acceptance Loan made available to the Canadian Borrower or the U.S. Borrower by the Global Swing Line Lender pursuant to Section 2.9.2.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the government of the United States or an instrumentality or agency thereof; (ii) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and base rate certificates of deposit issued by any commercial bank (a) organized under the laws of the United States, any state thereof or the District of Columbia, or any of such entities’ respective branches or agencies and having capital and surplus in an aggregate amount not less than $200,000,000 (fully protected against currency fluctuations for any such deposits with a term of more than ten (10) days) or (b) organized under the laws of Canada, Japan, or any country which is a member of the European Economic Community, or its branches or agencies, and having capital and surplus in an aggregate amount not less than $200,000,000 (fully protected against currency fluctuations for any such deposits with a term of more than ten (10) days) provided the items under this clause (b) shall constitute “Cash Equivalents” only to the extent the Dollar Amount thereof does not exceed $10,000,000 in the aggregate; (iii) shares of money market, mutual or similar funds having net assets in excess of $500,000,000 maturing or being due or payable in full not more than one hundred eighty

(180) days after a Borrower’s acquisition thereof and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group) and (iv) commercial paper rated A-1 (or better) by Standard & Poor’s Ratings Group or P-1 (or better) by Moody’s Investors Services, Inc.; provided that the maturities of such Cash Equivalents shall not exceed 365 days.

“CDOR” means the “CDOR Rate” (as such term is defined in the Syndicated Canadian Addendum).

“CDOR Advance” means a Canadian Dollar denominated Syndicated Canadian Advance which is a Bankers’ Acceptance Advance.

“CDOR Loan” means a Canadian Dollar denominated Syndicated Canadian Loan or Canadian Swing Line Loan (which is in each case a Bankers’ Acceptance Loan) to the Canadian Borrower, or a portion thereof.

“Change” is defined in Section 3.2 hereof.

“Change of Control” means any transaction or event as a result of which:  (i) Harley shall cease to own of record and beneficially, with sole voting and dispositive power, in the aggregate, at least fifty-one percent (51%) of the issued and outstanding class or classes of Capital Stock of HDFS pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to elect the board of directors (or similar governing body) (such percentage measured by voting power rather than number of shares), (ii) HDFS shall cease to own of record and beneficially, with sole voting and dispositive power, all of the issued and outstanding Capital Stock of HDCC, (iii) HDFS and HDCC shall cease to own of record and beneficially, with sole voting and dispositive power, all of the issued and outstanding Capital Stock of the U.S. Borrower or (iv) HDFS, directly or through one or more Subsidiaries, shall cease to own of record and beneficially, with sole voting and dispositive power, all of the issues and outstanding Capital Stock of any Foreign Borrower.

“Closing Date” means September 16, 2004.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Commitment” means, for each Syndicated Global Lender, the obligation of such Syndicated Global Lender to make Syndicated Global Loans and to purchase participations in Swing Line Loans and Syndicated Canadian Loans in an amount not exceeding the Dollar Amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Commitment” or contained in the Assignment and Acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance.

“Commitment Increase Notice” is defined in Section 2.4(b)(i) hereof.

“Company” means any Borrower or Guarantor, individually, and “Companies” means each of the Borrowers and Guarantors, collectively.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F delivered to the Global Administrative Agent and each Lender by the U.S. Borrower pursuant to the provisions of this Agreement and covering, among other things, its compliance with the financial covenants contained in Section 6.4 and certain other provisions of this Agreement.

“Consolidated Debt” is defined in Section 6.4(A) hereof.

“Consolidated Equity” is defined in Section 6.4(A) hereof.

“Consolidated Net Income” of any Person for any period means the net income (or loss) of such Person for such period, as shall be determined in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” of any Person means such Person’s consolidated shareholder’s equity, as shall be determined in accordance with Agreement Accounting Principles.

“Consolidated Tangible Net Worth” is defined in Section 6.4(A) hereof.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any of the Companies and (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with any of the Companies.

“Conversion/Continuation Notice” is defined in Section 2.8(D) hereof.

“Cure Loan” is defined in Section 8.2 hereof.

“Customary Permitted Contingent Obligations” means (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business; (iii) Contingent Obligations of the Companies or any of their Subsidiaries with respect to any Indebtedness permitted by this Agreement; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by any of the Companies or any of their Subsidiaries in the ordinary course of business; (v) Permitted Securitization Recourse Obligations and (vi) Contingent Obligations under credit, loan and other financing agreements which by their express terms continue after the repayment in full of the financing provided pursuant thereto, including without limitation all such Contingent Obligations under the Existing Credit Agreements.

“Customary Permitted Liens” means:

(i)  Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Agreement Accounting Principles;

(ii)  statutory or common law Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due (having regard to the custom in the relevant jurisdiction for settlement of such amounts) or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Agreement Accounting Principles;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts

(other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of assets or Property of the Companies and their Subsidiaries taken as a whole or materially impair the use thereof in the operation of their businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals that do not secure at any time an aggregate amount exceeding $30,000,000;

(iv) Permitted Real Property Encumbrances;

(v)  Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against any of the Companies or any of their Subsidiaries which do not constitute a Default under Section 7.1(h);

(vi)  Liens arising from leases, subleases or licenses granted to others which do not interfere in any material respect with the business of the Companies or any of their Subsidiaries;

(vii) any interest or title of the lessor in the Property subject to any operating lease entered into by any of the Companies or any of their Subsidiaries in the ordinary course of business.

(viii) Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by this Agreement;

(ix) Liens arising under any retention of title arrangements entered into in the ordinary course of business or over goods or documents of title to good arising in the ordinary course of documentary credit transactions;

(x) Liens arising due to any cash pooling, netting or composite accounting arrangements between any one or more of the Borrowers and any of their Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits;

(xi) customary rights of set off, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Borrower or any of its Subsidiaries maintains deposit, disbursement or concentration accounts in the ordinary course of business; and

(xii) Liens securing obligations not constituting Indebtedness so long as the amount of such obligations secured thereby do not exceed $10,000,000 at any time.

“Default” means an event described in Article VII hereof.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Effective Commitment Amount” is defined in Section 2.4(b)(i) hereof.

“Eligible Currency” means any currency other than Dollars or euro that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market and as to which an Equivalent Amount may be readily calculated.  If, after the designation by the Lenders of any currency as an Agreed Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, such country’s currency is, in the determination of the Global Administrative Agent, no longer readily available or freely traded or as to which, in the determination of the Global Administrative Agent, an Equivalent Amount is not readily calculable, then the Global Administrative Agent shall promptly notify the Syndicated Global Lenders and each Global Borrower, and such country’s currency shall no longer be an Agreed Currency until such time as all of the Lenders (in the case of an Agreed Currency) agree to reinstate such country’s currency as an Agreed Currency and promptly, but in any event within five (5) Business Days of receipt of such notice from the Global Administrative Agent, the applicable Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms contained in Article II.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to federal, state, provincial and local laws and relevant foreign laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Equivalent Amount” of any currency at any date shall mean the equivalent in Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Global Administrative Agent or an Affiliate of the Global Administrative Agent, as applicable, in the London interbank market (or other market where the Global Administrative Agent’s foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Global Administrative Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Global Administrative Agent or an Affiliate of the Global Administrative Agent, may use any reasonable method it reasonably deems appropriate to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Default Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the incurrence by any member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan; (d) the receipt by any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (e) the incurrence by the any member of the Controlled Group of any liability with respect to the complete withdrawal or partial withdrawal from any Benefit Plan or Multiemployer Plan; or (f) the receipt by any member of the Controlled Group of any notice, or the receipt by any Multiemployer Plan from the any member of the Controlled Group of any notice, concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBOR” means the applicable interest rate per annum determined by the Banking Federation of the European Union for deposits in euro appearing on the applicable EURIBOR Reference Page on such day (or if such day is not a Business Day, on the immediately preceding Business Day)  as of the applicable EURIBOR Fixing Time, in the approximate amount of the pro rata share of the Global Administrative Agent (or any of its Affiliates) of such Eurocurrency Rate Advance or Swing Line Loan, and, in each case, having a maturity approximately equal to the requested Interest Period, provided that, (i) if the applicable EURIBOR Reference Page is not available to the Global Administrative Agent at or about the EURIBOR Fixing Time for any reason, the applicable EURIBOR for the relevant Interest Period shall instead be the applicable rate for deposits in euro offered to leading banks in the euro-zone interbank market as reported by any other generally recognized financial information service specified by the Global Administrative Agent as of the applicable EURIBOR Fixing Time, and having a maturity approximately equal to such Interest Period, and (ii) if no such rate is available, the applicable EURIBOR for the relevant Interest Period shall instead be the interest rate per annum equal to the arithmetic mean determined by the Global Administrative Agent (rounded upwards to the nearest .001%) of the rates per annum at which deposits in euro are offered by three (3) leading banks in the euro-zone interbank market at the applicable EURIBOR Fixing Time to other leading banks in the euro-zone interbank market in the approximate amount of JPMorgan Chase Bank’s (or any of its Affiliates) relevant

Eurocurrency Rate Loan, Swing Line Loan or Syndicated Canadian Loan having a maturity approximately equal to such Interest Period.

“EURIBOR Fixing Time” means the relevant currency fixing date and/or time described in Schedule I and Schedule II.

“EURIBOR Reference Page” means the relevant page on the relevant screen described in Schedule I and Schedule II, including in each case any successor or substitute screen, as applicable, providing rate quotations comparable to those currently provided on such screen, as determined by the Global Administrative Agent from time to time for purposes of providing quotations of interest rates at which deposits in euro are offered to leading banks in the euro-zone interbank market.

“euro” means the single currency of the participating member states of the European Union.

“Eurocurrency Base Rate” means, with respect to any Eurocurrency Rate Advance or any Swing Line Loan for any specified Interest Period, or a Bid Rate Advance pursuant to an Indexed Rate Auction for an Interest Period designated by the relevant Borrower, in each case with respect to an applicable Agreed Currency, (i) LIBOR with respect to any such currency other than euro and (ii) EURIBOR solely with respect to euro.

“Eurocurrency Payment Office” of the Global Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch or affiliate of the Global Administrative Agent, as it may from time to time specify to the U.S. Borrower and each Syndicated Global Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Swing Line Loan, a Eurocurrency Rate Loan and a Eurocurrency Rate Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin, plus (iii) in the case of Loans and Advances by a Lender from its office or branch in England, the Mandatory Cost.  The Eurocurrency Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

“Eurocurrency Rate Advance” means a Syndicated Global Advance or Syndicated Canadian Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Swing Line Loan, Syndicated Global Loan or Syndicated Canadian Loan, or portion thereof, which bears interest at the Eurocurrency Rate.

“Exchange Rate” means with respect to any Eligible Currency on a particular date, the rate at which such Eligible Currency may be exchanged into Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Global Administrative Agent in the London interbank market (or other market where the

Global Administrative Agent’s foreign currency exchange operations in respect of such Eligible Currency are then being conducted) for such Eligible Currency at or about 1:00 p.m. local time, on such date for the purchase of Dollars with such Eligible Currency; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Global Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Global Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Global Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Global Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Existing Credit Agreements” means (i) that certain Amended and Restated Long Term Credit Agreement dated as of September 27, 2000 among the U.S. Borrower, HDFS, HDCC, the lenders party thereto and Bank One, NA as administrative agent, as such agreement has been amended or otherwise modified prior to the Closing Date, (ii) that certain Short Term Credit Agreement dated as of September 27, 2000 among the U.S. Borrower, HDFS, HDCC, the lenders party thereto and Bank One, NA as administrative agent, as such agreement has been amended or otherwise modified prior to the Closing Date and (iii) the Credit Facility for Harley-Davidson Financial Services Europe Limited dated July 2002 between U.K. Borrower, HDFS, HDFSI, BNP Paribas and Salomon Brothers International Limited, as “Mandated Lead Arrangers”, the financial institutions party thereto as “Original Lenders” and Citibank International PLC, as “Facility Agent”, as such agreement has been amended or otherwise modified prior to the Closing Date.

“Federal Funds Effective Rate” shall have the meaning assigned to that term in the definition of Alternate Base Rate above.

“Finance Receivables” means dealer wholesale receivables, retail installment contracts, retail leases, charge accounts or other receivables or chattel paper originated, acquired or serviced in the ordinary course of business by any of the Companies or their Subsidiaries and shall include all related collateral and assets and any retained assets in respect of any of the foregoing.

“Finance Receivables Subsidiary” means a special purpose, bankruptcy remote corporation, partnership or limited liability company which is wholly-owned, directly or indirectly, by the Companies, and which is formed for the sole and exclusive purpose of (i) purchasing or otherwise acquiring Finance Receivables from one or more of the Companies or their respective Subsidiaries, (ii) financing such purchases or otherwise facilitating a Permitted Finance Receivables Securitization and (iii) activities related thereto.

“Fixed Rate Advance” means a Eurocurrency Rate Advance or a CDOR Advance.

“Fixed Rate Loan” means a Eurocurrency Rate Loan or a CDOR Loan, as applicable.

“Fixed Rate Swing Line Loan” means a U.K. Swing Line Loan which bears interest at the Eurocurrency Rate or a Canadian Swing Line Loan which bears interest at CDOR.

“Floating Rate Advance” means a Canadian Prime Rate Advance or Base Rate Advance, as applicable.

“Floating Rate Loan” means a Syndicated Global Loan or Syndicated Canadian Loan, or portion thereof, or a Swing Line Loan, in each case which bears interest at the Alternate Base Rate, the Canadian Prime Rate or any other floating rate, as applicable.

“Foreign Borrower” means the Canadian Borrower, if any, or the U.K. Borrower and “Foreign Borrowers” means, collectively, the Canadian Borrower, if any, and the U.K. Borrower.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of any of the Companies or any other member of the Controlled Group and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Foreign Pension Plan” means any Foreign Employee Benefit Plan that, under applicable local law, is required to be funded through a trust or other funding vehicle.

“Global Administrative Agent” means JPMorgan Chase Bank (including any office, branch or affiliate of JPMorgan Chase Bank) in its capacity as contractual representative for itself and the Lenders pursuant to Article X hereof and any successor Global Administrative Agent appointed pursuant to Article X hereof.

“Global Borrower” means the U.S. Borrower or the U.K. Borrower and “Global Borrowers” means, collectively, the U.S. Borrower and the U.K. Borrower, in each case together with its respective successors and permitted assigns.

“Global Rate Option” means the Eurocurrency Rate or Alternate Base Rate.

“Global Swing Line Lender” means JPMorgan Chase Bank (including any office, branch or affiliate of JPMorgan Chase Bank); provided that the Global Swing Line Lender in respect of Canadian Swing Line Loans to the Canadian Borrower shall mean JPMorgan Chase Bank or any of its offices, branches and affiliates, in each case, resident in Canada within the meaning of the Income Tax Act (Canada).

“Governmental Authority” means any nation or government, any monetary authority, any federal, state, provincial, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Negligence” means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences.  Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act.  If the term “gross negligence” is used with respect to the Global Administrative Agent, either Arranger or any Lender or any Indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

“Guarantee” is defined in Article XII hereof.

“Guarantor” means any of HDFS, HDCC, HDFSI or the Canadian Guarantor, if any and “Guarantors” means each of HDFS, HDCC, HDFSI and the Canadian Guarantor, if any and in each such case their respective successors and permitted assigns.

“Harley” means Harley-Davidson, Inc., a Wisconsin corporation, and its successors and assigns.

“HDCC” means Harley-Davidson Credit Corp., a Nevada corporation, and its successors and permitted assigns.

“HDFS” means Harley-Davidson Financial Services, Inc., a Delaware corporation, and its successors and permitted assigns.

“HDFSI” means Harley-Davidson Financial Services International, Inc., a Delaware corporation, and its successors and permitted assigns.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Indebtedness” of any Person means (i) any indebtedness of such Person, contingent or otherwise, (a) in respect of borrowed money including all principal, interest, fees and expenses with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or (b) evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capitalized Leases) or services, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness); (ii) to the extent not otherwise included in clause (i) above, (a) interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and other interest that would have accrued but for the commencement of such proceedings, (b) any Capitalized Lease Obligations, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (excluding in any event obligations in respect of Permitted Finance Receivables Securitizations), (d) Contingent Obligations and (e) Hedging Obligations.  The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the Property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

“Indemnified Matters”  is defined in Section 9.6(B) hereof.

“Indemnitees” is defined in Section 9.6(B) hereof.

“Indexed Rate Auction” is defined in Section 2.10(b)(i) hereof.

“Interest Coverage Ratio” is defined in Section 6.4(A) hereof.

“Interest Period” means, (a) with respect to a Eurocurrency Rate Loan, a period of one (1), two (2), three (3) or six (6) months commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement and (b) with respect to a CDOR Loan, a period selected by the Canadian Borrower in accordance with the Syndicated Canadian Addendum.  For Eurocurrency Rate Loans, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that for Eurocurrency Rate Loans, if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or a Syndicated Canadian Addendum, including each Syndicated Global

Lender, the Global Swing Line Lender, each Syndicated Canadian Bank and their respective successors and assigns.

“Lender Increase Notice” is defined in Section 2.4(b)(i) hereof.

“Lending Installation” means, with respect to a Lender or the Global Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Global Administrative Agent.

“Leverage Ratio” is defined in Section 6.4(A) hereof.

“LIBOR” means the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency or U.K. Swing Line Currency appearing on the applicable LIBOR Reference Page for such Agreed Currency or U.K. Swing Line Currency as of the applicable LIBOR Fixing Time, in the approximate amount of the pro rata share of the Global Administrative Agent (or any of its Affiliates) of such Eurocurrency Rate Loan or Swing Line Loan or in the case of an Indexed Rate Auction in an amount equal to $1,000,000, and, in each case, having a maturity approximately equal to the requested Interest Period or interest period, provided that, (i) if the applicable LIBOR Reference Page for such Agreed Currency or U.K. Swing Line Currency is not available to the Global Administrative Agent for any reason at or about the LIBOR Fixing Time, the applicable LIBOR for the relevant Interest Period or interest period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency or U.K. Swing Line Currency are offered to leading banks as reported by any other generally recognized financial information service specified by the Global Administrative Agent as of the applicable LIBOR Fixing Time, and having a maturity approximately equal to such Interest Period or interest period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available, the applicable LIBOR for the relevant Interest Period or interest period shall instead be the rate determined by the Global Administrative Agent to be the rate at which JPMorgan Chase Bank offers to place deposits in the applicable Agreed Currency or U.K. Swing Line Currency with first-class banks in the London interbank market at the applicable LIBOR Fixing Time, in the approximate amount of JPMorgan Chase Bank’s (or any of its Affiliates) relevant Eurocurrency Rate Loan, Swing Line Loan or Syndicated Canadian Loan or in the case of an Indexed Rate Auction in an amount equal to $1,000,000 and, in each case, having a maturity approximately equal to such Interest Period or interest period.

“LIBOR Fixing Time” means the relevant currency fixing date and/or time described in Schedule I and Schedule II.

“LIBOR Reference Page” means the relevant page on the relevant screen described in Schedule I and Schedule II, including in each case any successor or substitute screen, as applicable, providing rate quotations comparable to those currently provided on such screen, as determined by the Global Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the London interbank market in the relevant currency.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Syndicated Global Loan, a Bid Rate Loan, a Syndicated Canadian Loan or a Swing Line Loan.

“Loan Account” is defined in Section 2.15(E) hereof.

“Loan Documents” means this Agreement, the Syndicated Canadian Addendum, the Assumption Letter, the Notes, the Support Agreement and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, in each case as the same may be amended, restated or otherwise modified and in effect from time to time.

“Mandatory Cost” is described in Schedule III hereto.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U promulgated by the Board of Governors of the Federal Reserve System, as from time to time in effect.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the financial condition of Harley, HDFS, HDCC, the Borrowers and their Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the ability of the Lenders or any of the Global Administrative Agent to enforce their rights or remedies thereunder.

“Material Subsidiary” means, at any time, any Subsidiary of HDFS with a Net Worth equal to or greater than 5% of Consolidated Net Worth of Harley or Net Income (for the period of four consecutive fiscal quarters then most recently ended) equal to or greater than 5% of Consolidated Net Income (for such period) of Harley (it being understood and agreed that if Subsidiaries of HDFS that are not Material Subsidiaries have in the aggregate Net Worth equal to or greater than 15% of the Consolidated Net Worth of Harley or Net Income (for such period) equal to or greater than 15% of the Consolidated Net Income (for such period) of Harley, then HDFS shall designate one or more Subsidiaries as Material Subsidiaries such that, after giving effect to such designations, the Subsidiaries of HDFS that are not Material Subsidiaries have in the aggregate Net Worth less than 15% of the Consolidated Net Worth of Harley and Net Income (for such period) less than 15% of the Consolidated Net Income (for such period) of Harley).

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by any of the Companies or any other member of the Controlled Group.

“Net Income” of any Person for any period means the net income (or loss) of such Person for such period, as shall be determined in accordance with Agreement Accounting Principles.

“Net Worth” of any Person means such Person’s consolidated shareholder’s equity, as shall be determined in accordance with Agreement Accounting Principles.

“New Currency” is defined in Section 2.12 hereof.

“Non Pro Rata Loan” is defined in Section 8.2 hereof.

“Non-U.S. Lender” is defined in Section 3.5(iv) hereof.

“Notes” means the Syndicated Global Notes, the Syndicated Canadian Notes and the Bid Rate Notes.

“Notice of Assignment” is defined in Section 13.3(B) hereof.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to the Global Administrative Agent, either Arranger, any Lender, the Global Swing Line Lender, any Syndicated Canadian Bank, any Affiliate of any of the foregoing or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to any Borrower under this Agreement or any other Loan Document.

“Original Currency” is defined in Section 2.12 hereof.

“Other Taxes” is defined in Section 3.5 hereof.

“Outstanding Credit Exposure” is defined in Section 2.4(b)(ii) hereof.

“Overnight Foreign Currency Rate” means, for any amount payable in a currency other than Dollars, the rate of interest per annum as determined by the Global Administrative Agent (or in the case of any amount payable on a Swing Line Loan, the Global Swing Line Lender) at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Global Administrative Agent or Global Swing Line Lender (as applicable) may elect) for delivery in immediately available and freely transferable funds would be offered by the Global Administrative Agent or Global Swing Line Lender (as applicable) to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Loan.

“Participants” is defined in Section 13.2(A) hereof.

“Payment Date” means the first Business Day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by any one of the Companies or any of their Subsidiaries provided that:  (a) as of the date of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or from the incurrence of any Indebtedness in connection with such Acquisition; (b) the business being acquired consists of a business or portfolio which shall be substantially similar, related or incidental to the businesses or activities engaged in by the Companies on the Closing Date; (c) the Acquisition is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis; (d) prior to the date of such Acquisition, such Acquisition shall have been approved by the board of directors and, if applicable, the shareholders of the Person whose stock or assets are being acquired (the “Target”) in connection with such Acquisition and no claim or challenge has been asserted or threatened by any shareholder or director of such Target which could reasonably be expected to have a material adverse effect on such Acquisition or a Material Adverse Effect; (e) as of the date of any such Acquisition, all approvals required in connection with such Acquisition shall have been obtained; and (f) if such Acquisition constitutes a stock acquisition, substantially contemporaneously with the consummation of such Acquisition, the Target shall have been merged with and into one of the Companies.

“Permitted Existing Liens” means the Liens on assets of the Companies or their Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

“Permitted Finance Receivables Securitization” means any receivables financing program providing for the sale, conveyance, pledge or other transfer of Finance Receivables by any of the Companies or their respective Subsidiaries to a trust or to one or more limited purpose finance companies, special purpose entities or financial institutions, either directly or through one or more Subsidiaries.

“Permitted Real Property Encumbrances” means (i) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, subdivisions, parcelizations, minor defects, irregularities, encumbrances on title (including leasehold title) or other similar charges or encumbrances which do not materially detract from the value of such real property for the purpose for which it is held by the owner thereof, (ii) municipal and zoning ordinances and other land use and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises, (iii) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown in Canada, or in comparable grants in jurisdictions other than Canada and (iv) such other items to which the Global Administrative Agent may consent.

“Permitted Securitization Recourse Obligations” of a Person means recourse obligations of such Person with respect to Finance Receivables sold, pledged or otherwise transferred pursuant to a Permitted Finance Receivables Securitization, if and only if such recourse obligations constitute performance guarantees and/or indemnification or repurchase obligations arising as a result of the breach by such Person of a representation, warranty or covenant in respect of such Finance Receivables or otherwise in respect of losses, costs or expenses arising as a result of such Permitted Finance Receivables Securitizations, in each case other than (A) recourse for Finance Receivables uncollectible because of bankruptcy, insolvency, lack of creditworthiness or other mere failure to pay on the part of the obligor with respect to such Finance Receivable, and (B) indemnification or repurchase obligations arising from a representation, warranty or covenant relating to the payment of any Indebtedness incurred or securities issued in connection with such Permitted Finance Receivables Securitization.

“Person” means any natural person, corporation, firm, company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the any of the Companies or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” means the lawful currency of Great Britain.

“Prime Rate” shall have the meaning assigned to that term in the definition of Alternate Base Rate above.

“Pro Rata Share” means, with respect to any Syndicated Global Lender, the percentage obtained by dividing (A) such Syndicated Global Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Commitment at such time; provided, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, “Pro Rata Share” means, with respect to any Syndicated Global Lender, the percentage obtained by dividing (A) the Dollar Amount of such Syndicated Global Lender’s (i) Syndicated Global Loans plus (ii) share of the obligation to purchase participations in Swing Line Loans and Syndicated Canadian Loans by (B) the aggregate outstanding principal Dollar Amount of all Syndicated Global Loans, Swing Line Loans and Syndicated Canadian Loans.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.4(b)(i) hereof.

“Purchasers” is defined in Section 13.3(A) hereof.

“Qualifying Lender” means (a) a “building society” (as defined for the purpose of section 477A of the Taxes Act) or (b) a Lender which is beneficially entitled to interest payable to that Lender in respect of an Advance or Loan and such Lender is:

(i)                                     a Lender:

(I)                                    which is a “bank” (as defined for the purpose of section 349 of the Taxes Act) making an Advance or Loan; or

(II)                                in respect of an Advance or Loan made by a Person that was a “bank” (as defined for the purpose of section 349 of the Taxes Act) at the time that such Advance or Loan was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that Advance or Loan; or

(ii)                                  a Lender which is:

(I)                                    a company resident in the United Kingdom for United Kingdom tax purposes;

(II)                                a partnership each member of which is:

(a)                                  a company resident in the United Kingdom; or

(b)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;

(III)                            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(iii)                               a Treaty Lender.

“Register” is defined in Section 13.3(C) hereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Benefit Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the applicable Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).

“Required Syndicated Canadian Banks” means Syndicated Canadian Banks whose Syndicated Canadian Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Lenders shall have failed to fund its Syndicated Canadian Pro Rata Share of any Syndicated Canadian Loan requested by the Canadian Borrower which such Syndicated Canadian Banks are obligated to fund under the terms of this Agreement and the Syndicated Canadian Addendum and any such failure has not been cured, then for so long as such failure continues, “Required Syndicated Canadian Banks” means Syndicated Canadian Banks (excluding all Syndicated Canadian Banks whose failure to fund their respective Syndicated Canadian Pro Rata Shares of such Syndicated Canadian Loans has not been so cured) whose Syndicated Canadian Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Syndicated Canadian Pro Rata Shares of such Syndicated Canadian Banks; provided, further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement or the Syndicated Canadian Commitments have been terminated pursuant to the terms of this Agreement and the Syndicated Canadian Addendum, “Required Syndicated Canadian Banks” means Syndicated Canadian Banks (without regard to such Syndicated Canadian Banks’ performance of their respective obligations hereunder) whose Syndicated Canadian Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act 1934, Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Reset Date” is defined in Section 1.2 hereof.

“Risk-Based Capital Guidelines” is defined in Section 3.2 hereof.

“Selling Lender” is defined in Section 2.4(b)(ii) hereof.

“Stamping Fee” is defined in the Syndicated Canadian Addendum.

“Subordinated Indebtedness” is defined in Section 6.4(A) hereof.

“Subordinated Indebtedness Documents” means any instruments and documents evidencing, or entered into in connection with, Subordinated Indebtedness.

“Subordinated Intercompany Indebtedness” is defined in Section 6.3(A)(2) hereof.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any company, partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of the U.S. Borrower.

“Support Agreement” means the Support Agreement dated as of September 26, 1996 between Harley and HDFS evidencing Harley’s agreement to support certain debts of HDFS and its Subsidiaries, together with and as supplemented by the letter agreement dated as of September 16, 2004 to the Global Administrative Agent from Harley and HDFS pursuant to which certain modifications to the above-referenced Support Agreement were agreed to for the benefit of the Global Administrative Agent and the Lenders.

“Swing Line Commitment” means the Canadian Swing Line Commitment, U.K. Swing Line Commitment or USD Swing Line Commitment, as applicable.

“Swing Line Loan” means a Canadian Swing Line Loan, U.K. Swing Line Loan or USD Swing Line Loan, as applicable, made available to the applicable Borrower by the Global Swing Line Lender pursuant to Section 2.9.

“Swiss Francs” means the lawful currency of Switzerland.

“Syndicated Canadian Addendum” means an addendum substantially in the form of Exhibit G with such modifications thereto as shall be approved by the Global Administrative Agent.

“Syndicated Canadian Advance” means a borrowing consisting of simultaneous Syndicated Canadian Loans (of the same Type, currency and, if relevant, for the same Interest Period) made to the Canadian Borrower by the Syndicated Canadian Banks pursuant to Section 2.2.

“Syndicated Canadian Bank” means any Lender (or any Affiliate, branch or agency thereof) to the extent it is party to a Syndicated Canadian Addendum.  If any agency, branch or Affiliate of any Lender shall be a party to the Syndicated Canadian Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided, however, that such Lender shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

“Syndicated Canadian Borrowing” means any borrowing consisting of a Loan made to the Canadian Borrower.

“Syndicated Canadian Borrowing Notice” has the meaning specified in Section 2.6(a) hereof.

“Syndicated Canadian Commitment” means, for any Syndicated Canadian Bank, the obligation of such Syndicated Canadian Bank to make Syndicated Canadian Loans not exceeding the Dollar Amount set forth in Exhibit A to this Agreement, as such amount may be modified from time to time pursuant to the terms of this Agreement and/or the Syndicated Canadian Addendum.

“Syndicated Canadian Loan” means any loan or Bankers’ Acceptance Loan made by a Syndicated Canadian Bank to the Canadian Borrower pursuant to Section 2.2 and the Syndicated Canadian Addendum.

“Syndicated Canadian Note” means, to the extent requested, a promissory note of the Canadian Borrower payable to the order of any requesting Syndicated Canadian Bank, in substantially the form attached to the Syndicated Canadian Addendum, evidencing the aggregate indebtedness of the Canadian Borrower to such Syndicated Canadian Bank resulting from the Syndicated Canadian Loans made by such Syndicated Canadian Bank to the Canadian Borrower.

“Syndicated Canadian Pro Rata Share” means, with respect to any Syndicated Canadian Bank, the percentage obtained by dividing (A) such Syndicated Canadian Bank’s Syndicated Canadian Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement and the Syndicated Canadian Commitment) by (B) the aggregate of the Syndicated Canadian Commitments at such time; provided, however, that, if the Syndicated Canadian Commitments have been terminated pursuant to the terms of this Agreement or the Syndicated Canadian Addendum, “Syndicated Canadian Pro Rata Share” means, with respect to any Syndicated Canadian Bank, the percentage obtained by dividing (A) the amount of such Syndicated Canadian Bank’s (i) Syndicated Canadian Loans plus (ii) share of the obligation to purchase participations in Canadian Swing Line Loans to the Canadian Borrower by (B) the aggregate outstanding principal amount of all Syndicated Canadian Loans and Canadian Swing Line Loans to the Canadian Borrower.

“Syndicated Global Advance” means a borrowing consisting of simultaneous Syndicated Global Loans of the same Type made to a Global Borrower by each of the Syndicated Global Lenders pursuant to Section 2.1, and in the case of Eurocurrency Rate Advances, denominated in the same currency and for the same Interest Period.

“Syndicated Global Advance Borrowing Notice” has the meaning specified in Section 2.6(a) hereof.

“Syndicated Global Lender” means any Lender (or any Affiliate, branch or agency thereof) party hereto with a commitment to make Syndicated Global Loans to each Global Borrower.

“Syndicated Global Loan” means a loan by a Syndicated Global Lender to a Global Borrower as part of a Syndicated Global Advance.

“Syndicated Global Note” means, to the extent requested, a promissory note of a Global Borrower payable to the order of any requesting Syndicated Global Lender, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate indebtedness of such Global Borrower to such Syndicated Global Lender resulting from the Syndicated Global Loans made by such Syndicated Global Lender to such Global Borrower.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Tax Credit” means a credit against, relief or remission of, or repayment of any Taxes or Other Taxes.

“Taxes Act” means the Income and Corporation Taxes Act 1988 as in effect in the United Kingdom.

“Termination Date” means the earlier of (a) September 16, 2009 and (b) the date of termination of the Commitments pursuant to Section 2.4 or Section 8.1.

“Transferee” is defined in Section 13.5 hereof.

“Treaty Lender” means a Lender which:

(i)                                     is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)                                  does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in a Loan or Advance is effectively connected or to which payments under this Agreement are attributable.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” means, (a) with respect to any Syndicated Global Loan, its nature as a Base Rate Loan or Eurocurrency Rate Loan, (b) with respect to any Syndicated Global Advance, its nature as a Base Rate Advance or Eurocurrency Rate Advance, (c) with respect to any Swing Line Loan, its nature as a Eurocurrency Rate Loan, Canadian Prime Rate Loan or CDOR Loan, (d) with respect to any Syndicated Canadian Loan, its nature as a CDOR Loan, Eurocurrency Rate Loan, Base Rate Loan or Canadian Prime Rate Loan and (e) with respect to any Syndicated Canadian Advance, its nature as a CDOR Advance, Eurocurrency Rate Advance, Base Rate Advance or Canadian Prime Rate Advance.

“U.K. Borrower” means Harley-Davidson Financial Services Europe Limited, a company incorporated under the laws of England and Wales, and its successors and permitted assigns.

“U.K. Swing Line Borrowing Notice” is defined in Section 2.9.3 hereof.

“U.K. Swing Line Commitment” means the obligation of the Global Swing Line Lender to make U.K. Swing Line Loans to the Global Borrowers up to a maximum principal Dollar Amount of $20,000,000 in the aggregate and on a cumulative basis at any one time outstanding, as such amount may be adjusted from time to time in accordance with the provisions of Section 2.9.3.

“U.K. Swing Line Currency” means Dollars, euro, and so long as such currencies remain in effect, Pounds Sterling and Swiss Francs.

“U.K. Swing Line Loan” means a loan denominated in any U.K. Swing Line Currency made available to a Global Borrower by the Global Swing Line Lender pursuant to Section 2.9.3.

“Unfunded Liabilities” means the amount, if any, by which the present value of all accumulated benefit obligations under each Benefit Plan exceeds the fair market value of the assets of such Benefit Plan, determined as of the date of the most recent financial statements reflecting such amounts using assumptions for purposes of Statement of Financial Accounting Standards No. 87.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Borrower” means Harley-Davidson Funding Corp., a Nevada corporation, and its successors and permitted assigns.

“USD Swing Line Borrowing Notice” is defined in Section 2.9.1 hereof.

“USD Swing Line Commitment” means the obligation of the Global Swing Line Lender to make USD Swing Line Loans up to a maximum principal amount of $25,000,000 in the aggregate at any one time outstanding.

“USD Swing Line Loan” means a Dollar denominated Loan made available to the U.S. Borrower by the Global Swing Line Lender pursuant to Section 2.9.1.

“Utilization Fee” means the per annum rate constituting the Utilization Fee determined in accordance with schedule set forth in Section 2.6(b).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof consistently applied.

1.2  Currency Equivalents.  Not later than 1:00 p.m., New York time or local time, as applicable, on each Calculation Date, the Global Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Agreed Currency and (ii) give notice thereof to the U.S. Borrower and the Syndicated Global Lenders.  The Exchange Rates so determined shall become effective immediately with respect to any new Loans being made on any Calculation Date and any Loans being repaid on any Calculation Date and otherwise on the fifth Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall during the period of their effectiveness be employed in making any computation of currency equivalents required to be made under this Agreement (other than pursuant to Section 2.19).

ARTICLE II  THE CREDITS

2.1  Syndicated Global Loans.  Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 hereof, from and including the date of this Agreement and prior to the

Termination Date, each Syndicated Global Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Syndicated Global Loans to the Global Borrowers from time to time, in the Applicable Agreed Currency, in a Dollar Amount not to exceed in the aggregate at any one time outstanding an amount equal to such Syndicated Global Lender’s Pro Rata Share of the Aggregate Commitment; provided, however

(i)  that the sum of (a) the aggregate Dollar Amount of the Syndicated Global Loans then outstanding, (b) the aggregate Dollar Amount of the Bid Rate Loans then outstanding, (c) the aggregate amount of the USD Swing Line Loans then outstanding, (d) the aggregate Dollar Amount of the Canadian Swing Line Loans then outstanding, (e) the aggregate Dollar Amount of the U.K. Swing Line Loans then outstanding and (f) the aggregate Dollar Amount of Syndicated Canadian Loans then outstanding, shall not exceed the Aggregate Commitment;

(ii)  that the aggregate outstanding Dollar Amount of Syndicated Global Loans in Canadian Dollars, Syndicated Canadian Loans in Canadian Dollars and Canadian Swing Line Loans at any time shall not exceed the Canadian Dollar Sublimit;

(iii)  that the aggregate outstanding Dollar Amount of all Loans at any time shall not exceed the Aggregate Commitment; and

(iv)  that, notwithstanding anything contained in this Agreement or the Syndicated Canadian Addendum, the aggregate Dollar Amount of all Syndicated Global Loans made by a Syndicated Global Lender, when aggregated with the Syndicated Canadian Loans made by its affiliated Syndicated Canadian Bank, shall not at any time exceed the amount of such Syndicated Global Lender’s Commitment.

Each Syndicated Global Advance under this Section 2.1 shall consist of Syndicated Global Loans made by each Syndicated Global Lender ratably in proportion to such Syndicated Global Lender’s respective Pro Rata Share; provided that, the Global Administrative Agent may allocate any Syndicated Global Advance on a non-pro rata basis to the extent the failure to so allocate would cause a Syndicated Global Lender’s Loans, when aggregated with its affiliated Syndicated Canadian Bank’s Loans, to exceed such Syndicated Global Lender’s Commitment.  Subject to the terms of this Agreement, each Global Borrower may borrow, repay and reborrow Syndicated Global Loans at any time prior to the Termination Date.  Each Global Borrower may select, in accordance with Sections 2.6 and 2.8 and subject to the other conditions and limitations therein set forth and set forth in this Article II, Global Rate Options and Interest Periods applicable to portions of the Syndicated Global Advances.  On the Termination Date, the outstanding principal balance of the Syndicated Global Loans shall be paid in full by the Global Borrowers.

2.2  Syndicated Canadian Advances.

(A)  Making of Syndicated Canadian Loans.  Upon the satisfaction of the conditions precedent set forth in Article IV hereof and set forth in the Syndicated Canadian Addendum, from and including the later of the date of this Agreement and the date of execution of the Syndicated Canadian Addendum and prior to the Termination Date (unless an earlier termination date shall be specified in or pursuant to the Syndicated Canadian Addendum), each Syndicated Global Lender shall cause its affiliated Syndicated Canadian Bank, on the terms and conditions set forth in this Agreement and in the Syndicated Canadian Addendum, to make its Syndicated Canadian Pro Rata Share of Syndicated Canadian Loans to the Canadian Borrower from time to time in Dollars (solely with respect to Base Rate Loans and Eurocurrency Rate Loans) and Canadian Dollars (solely with respect to Canadian Prime Rate Loans, Eurocurrency Rate Loans and CDOR Loans), in an amount not to exceed each such Syndicated Canadian Bank’s Syndicated Canadian Commitment (provided that the Global Administrative Agent may allocate any Syndicated Canadian Advance on a non-pro rata basis to the extent the failure to so allocate would cause a Syndicated Canadian Bank’s Loans, when aggregated with its affiliated Syndicated Global Lender’s Loans, to exceed such Syndicated Canadian Bank’s Syndicated Canadian Commitment); provided, however, at no time shall (i) the Dollar Amount of the outstanding principal amount of Syndicated Canadian Loans exceed the Syndicated Canadian Commitments set forth in the Syndicated Canadian Addendum or the Dollar Amount of all Syndicated Canadian Loans denominated in Canadian Dollars, when aggregated with the Dollar Amount of all Canadian Swing Line Loans and Syndicated Global Loans denominated in Canadian Dollars, exceed the Canadian Dollar Sublimit, in each case other than as a result of currency fluctuations and then only to the extent permitted in Section 2.3(B) and (ii) the Dollar Amount of the outstanding principal amount of the Loans exceed the Aggregate Commitment other than as a result of currency fluctuations and then only to the extent permitted in Section 2.3(B).  Subject to the terms of this Agreement and the Syndicated Canadian Addendum, the Canadian Borrower may borrow, repay and reborrow Syndicated Canadian Loans at any time prior to the Termination Date (unless an earlier termination date shall be specified in or pursuant to the Syndicated Canadian Addendum).  On the Termination Date (unless an earlier termination date shall be specified in or pursuant to the Syndicated Canadian Addendum), the outstanding principal balance of the Syndicated Canadian Loans shall be paid in full by the Canadian Borrower and prior to Termination Date (unless an earlier termination date shall be specified in or pursuant to the Syndicated Canadian Addendum), prepayments of the Syndicated Canadian Loans shall be made by the Canadian Borrower if and to the extent required in Section 2.3(B).  By its execution and delivery hereof, each Syndicated Global Lender agrees that it shall cause its affiliated Syndicated Canadian Bank with a Syndicated Canadian Commitment to execute and deliver to (or as directed by) the Global Administrative Agent, on such Business Day as is reasonably requested by the Global Administrative Agent, an executed counterpart to such Syndicated Canadian Bank’s signature page to the Syndicated Canadian Addendum.

(B)  Borrowing Notice.  When the Canadian Borrower desires to borrow under this Section 2.2, the Canadian Borrower shall deliver to the Global Administrative Agent a Syndicated Canadian Advance Borrowing Notice, signed by it, as provided in Section 2.6(a)(ii) specifying that the Canadian Borrower is requesting a Syndicated Canadian Loan pursuant to this Section 2.2.  Any Syndicated Canadian Advance Borrowing Notice given pursuant to Section 2.6(a)(ii) shall be irrevocable.

(C)  Termination.  Except as otherwise required by applicable law, in no event shall a Syndicated Canadian Bank have the right to accelerate the Syndicated Canadian Loans outstanding or to terminate its commitments (if any) thereunder to make Syndicated Canadian Loans prior to the stated termination date in respect thereof, except that such Syndicated

Canadian Bank shall have such rights upon an acceleration of the Loans and a termination of the Commitments pursuant to Article VII.

(D)  Statements.  The Global Administrative Agent shall furnish to the U.S. Borrower not less frequently than monthly, and at any other time at the reasonable request of the U.S. Borrower, a statement setting forth the outstanding Syndicated Canadian Loans made and repaid during the period since the last such report under the Syndicated Canadian Addendum.

(E)  Risk Participation.  Immediately and automatically upon the occurrence of a Default under Sections 7.1(f) or (g), all Syndicated Canadian Loans shall be converted to and redenominated in Dollars equal to the Dollar Amount of each such Syndicated Canadian Loan determined as of the date of such conversion and each Syndicated Global Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received (to the extent of its unused Commitment) from each other Lender an undivided interest and participation in and to each Loan in such amounts as are necessary such that, after giving effect thereto, each Syndicated Global Lender shall hold its Pro Rata Share of each Loan; provided, that to the extent such conversion shall occur other than at the end of an Interest Period, the Borrowers shall pay to the Global Administrative Agent for the ratable benefit of each applicable Lender, all losses and breakage costs related thereto in accordance with Section 3.4 and, upon the written request of the Global Administrative Agent, each of the Syndicated Global Lenders shall pay to the Global Administrative Agent for the ratable benefit of each applicable Lender not later than two (2) Business Days following a request for payment from such Lender, in Dollars, an amount equal to the undivided interest in and participation in the applicable Loan purchased by such Syndicated Global Lender pursuant to this Section 2.2(E).  In the event that any Syndicated Global Lender fails to make payment to the Global Administrative Agent of any amount due under this Section 2.2(E), the Global Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Syndicated Global Lender hereunder until the Global Administrative Agent receives from such Syndicated Global Lender an amount sufficient to discharge such Syndicated Global Lender’s payment obligation as prescribed in this Section 2.2(E) together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the applicable Lender and ending on the date such obligation is fully satisfied.  The Global Administrative Agent will promptly remit all payments received as provided above to each relevant Lender.

(F)  Other Provisions Applicable to Syndicated Canadian Loans.  The specification of payment of Syndicated Canadian Loans in Dollars or Canadian Dollars (as applicable) at a specific place pursuant to this Agreement and the Syndicated Canadian Addendum is of the essence.  Dollars or Canadian Dollars (as applicable) shall be the currency of account and payment of such Loans under this Agreement and the Syndicated Canadian Addendum.  Notwithstanding anything in this Agreement, the obligation of the Canadian Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into Dollars or Canadian Dollars (as applicable) and transfer to such Syndicated Canadian Bank under normal banking procedure, does not yield the amount of Dollars or Canadian Dollars (as applicable) due under this Agreement and the Syndicated Canadian Addendum.  In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of Dollars or Canadian Dollars

(as applicable) due under this Agreement or the Syndicated Canadian Addendum, such Syndicated Canadian Bank shall have an independent cause of action against each of the Borrowers for the currency deficit.

2.3  Payments of Loans.

(A)  Optional Payments. Subject to Section 3.4 and the requirements of Section 2.7, each relevant Global Borrower may (a) prepay Dollar denominated Floating Rate Loans following irrevocable notice given to the Global Administrative Agent by such Borrower, by not later than 12:00 noon (New York time) on the date of the proposed prepayment, such notice specifying the aggregate principal amount of and the proposed date of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amounts of the specified Dollar denominated Floating Rate Loans comprising part of the same Syndicated Global Advance in whole or ratably in part and (b) prepay non-Dollar denominated Floating Rate Loans or Fixed Rate Loans following notice given to the Global Administrative Agent by such Borrower by not later than 12:00 noon (New York time) on the date that is not less than one (1) Business Day preceding the date of the proposed prepayment, such notice specifying the Syndicated Global Advance to be prepaid and the proposed date of the prepayment, and, if such notice is given, such Borrower shall, prepay the outstanding principal amounts of the non-Dollar denominated Floating Rate Loans or the Fixed Rate Loans comprising an Advance in whole (and not in part), together with accrued interest to the date of such prepayment on the principal amount prepaid.  With respect to Floating Rate Advances, each partial prepayment shall be in an aggregate principal Dollar Amount not less than $1,000,000 and integral multiples of $100,000.  Subject to Section 3.4 and the requirements of Section 2.7, the Canadian Borrower may, upon prior written notice to the Global Administrative Agent as prescribed in the Syndicated Canadian Addendum and specifying that it is prepaying all or a portion of its Syndicated Canadian Advances, prepay its Syndicated Canadian Advances in whole at any time, or from time to time in part as specified in the Syndicated Canadian Addendum by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment.

(B)  Mandatory Prepayments.

(i)  Mandatory Prepayments of Loans Generally.  If at any time, other than as a result of fluctuations in currency exchange rates, (a) the Dollar Amount of all Loans exceed the Aggregate Commitment, the applicable Borrowers shall, within five Business Days’ notice from the Global Administrative Agent, prepay the applicable Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of all Loans is less than or equal to the Aggregate Commitment and (b) the Dollar Amount of Syndicated Canadian Loans exceeds the Syndicated Canadian Commitments, the Canadian Borrower shall, within five Business Days’ notice from the Global Administrative Agent, prepay the Syndicated Canadian Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of Syndicated Canadian Loans is less than or equal to the Syndicated Canadian Commitments.

(ii)  Mandatory Prepayments of Canadian Dollar Denominated Loans.  If at any time other than as a result of fluctuations in currency exchange rates, the Dollar Amount of all Canadian Swing Line Loans denominated in Canadian Dollars, Syndicated

Canadian Loans denominated in Canadian Dollars and Syndicated Global Loans denominated in Canadian Dollars exceeds the Canadian Dollar Sublimit, the applicable Borrowers (as determined by the U.S. Borrower) shall, within five Business Days’ notice from the Global Administrative Agent, prepay such Canadian Swing Line Loans, Syndicated Canadian Loans or Syndicated Global Loans (subject to Section 3.4) in an aggregate amount such that after giving effect thereto the Dollar Amount of all remaining Canadian Swing Line Loans, Syndicated Canadian Loans and Syndicated Global Loans, in each case to the extent denominated in Canadian Dollars, is less than or equal to the Canadian Dollar Sublimit.  Prepayments of CDOR Loans under clauses (i), (ii) or (iii) of this Section 2.3(B) shall be governed by the terms set forth in the Syndicated Canadian Addendum.

(iii)  Mandatory Prepayments due to Currency Fluctuations.  If, solely as a result of fluctuations in currency exchange rates, on any Reset Date, (a) the Dollar Amount of the sum of (i) the outstanding principal amount of the Syndicated Global Loans at such time, plus (ii) the outstanding principal amount of the Syndicated Canadian Loans at such time, plus (iii) the outstanding principal amount of the Swing Line Loans at such time, plus (iv) the aggregate Dollar Amount of the Bid Rate Loans then outstanding, exceeds 105% of the Aggregate Commitments, (b) the Dollar Amount of all Canadian Swing Line Loans, Syndicated Canadian Loans and Syndicated Global Loans, in each case to the extent denominated in Canadian Dollars, exceeds the Canadian Dollar Sublimit, (c) the amount of the outstanding Canadian Swing Line Loans at such time exceeds the Canadian Swing Line Commitment, (d) the Dollar Amount of the outstanding U.K. Swing Line Loans at such time exceeds the U.K. Swing Line Commitment or (e) the Dollar Amount of the Syndicated Canadian Loans exceeds the Syndicated Canadian Commitments, the applicable Borrower shall on such Reset Date prepay the applicable Loans (subject to Section 3.4 if applicable) in an aggregate amount such that after giving effect thereto: (v) the Dollar Amount of the sum of (i) the outstanding principal amount of the Syndicated Global Loans at such time, plus (ii) the outstanding principal amount of the Syndicated Canadian Loans at such time, plus (iii) the outstanding principal amount of the Swing Line Loans at such time, plus (iv) the aggregate amount of the Bid Rate Loans at such time, is less than or equal to the Aggregate Commitment, (w) the Dollar Amount of all Canadian Swing Line Loans, Syndicated Canadian Loans and Syndicated Global Loans, in each case to the extent denominated in Canadian Dollars, is less than or equal to the Canadian Dollar Sublimit, (x) the amount of the outstanding Canadian Swing Line Loans is less than or equal to the Canadian Swing Line Commitment, (y) the Dollar Amount of the outstanding U.K. Swing Line Loans is less than or equal to the U.K. Swing Line Commitment and (z) the Dollar Amount of the Syndicated Canadian Loans is less than or equal to the Syndicated Canadian Commitments.

2.4  Reduction/Increase of Commitments.

(a)  Reduction of Commitments.  The U.S. Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount, upon at least five Business Days’ prior written notice to the Global Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the

Aggregate Commitment may not be reduced below the sum of the aggregate principal Dollar Amount of the outstanding Advances (including Syndicated Canadian Advances) and the Swing Line Loans.  In addition, the Canadian Borrower may, upon three (3) Business Days’ prior written notice to the Global Administrative Agent, terminate entirely at any time or reduce from time to time, by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000 (or as otherwise set forth in the Syndicated Canadian Addendum), the unused portions of the Syndicated Canadian Commitments as specified by the Canadian Borrower in such notice to the Global Administrative Agent; provided, however, that at no time shall the Syndicated Canadian Commitments be reduced to a figure less than the total of the outstanding principal amount of all Syndicated Canadian Loans and Canadian Swing Line Loans owing by the Canadian Borrower.  All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.  The Global Administrative Agent shall promptly distribute to the relevant Lenders any notices received by it under this Section 2.4(a).

(b)  Increase in Aggregate Commitment.

(i)  At any time prior to the Termination Date, the U.S. Borrower may request that the Aggregate Commitment be increased; provided that, without the prior written consent of all of the Lenders, (A) the Aggregate Commitment shall at no time exceed $1,400,000,000 and (B) each such request shall be in a minimum amount of at least $10,000,000.  Each request shall be made in a written notice given to the Global Administrative Agent and the Lenders by the U.S. Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase.  In the event of such a Commitment Increase Notice, each of the Syndicated Global Lenders shall be given the opportunity to participate in the requested increase ratably in the proportions that their respective Commitments bear to the Aggregate Commitment under this Agreement.  On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Syndicated Global Lender shall submit to the Global Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Global Administrative Agent being herein a “Lender Increase Notice”).  Any Syndicated Global Lender which does not submit a Lender Increase Notice to the Global Administrative Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment.  In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the U.S. Borrower in the Commitment Increase Notice, the Global Administrative Agent and the Arrangers shall have the right, with the consent of the U.S. Borrower, to allocate the amount of increases necessary to meet the Commitment Increase Notice.  In the event that the Lender Increase Notices are less than the amount requested by the Commitment Increase Notice, not later than three (3) Business Days prior to the proposed effective date of the requested increase, the U.S. Borrower may notify the Global Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice.  Any Proposed New Lender shall be subject to the consent of the Global Administrative Agent (which consent shall not be unreasonably withheld).  If the U.S. Borrower shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the U.S. Borrower shall be deemed to have reduced the amount of the Commitment

Increase Notice to the aggregate amount set forth in the Lender Increase Notices.  Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Global Administrative Agent shall notify the U.S. Borrower and the Syndicated Global Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Syndicated Global Lender’s and Proposed New Lenders’ Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day.  Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (I) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment, no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (II) the U.S. Borrower, the Global Administrative Agent and each Proposed New Lender or Syndicated Global Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit I hereto, (III) counsels for the Borrowers and for the Guarantors shall have provided to the Global Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Global Administrative Agent and (IV) the Borrowers, the Guarantors and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as the Global Administrative Agent shall have reasonably requested in connection with such increase.  If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Global Administrative Agent to the U.S. Borrower.  No less than two (2) Business Days prior to the effective date of the increase of the Aggregate Commitment, the Global Administrative Agent shall notify the U.S. Borrower of the amount of the fee to be charged by the Lenders, and the U.S. Borrower may, at least one (1) Business Day prior to such effective date, cancel its request for the commitment increase.  Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Global Administrative Agent shall promptly advise the U.S. Borrower and each Syndicated Global Lender of the effective date of such increase.  Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(ii)  For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Syndicated Global Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (B) the term “Selling Lender(s)” shall mean each Syndicated Global Lender whose Commitment is not being increased from that in effect prior to such increase in the Aggregate Commitment.  Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to the sum of (i) the aggregate principal amount of its Syndicated Global Loans outstanding at such time, plus (ii) an amount equal to its actual participation interest of its Pro Rata Share of the aggregate principal amount of Swing Line Loans and Syndicated Canadian Loans outstanding at such time (“Outstanding Credit Exposure”) in the respective Dollar Amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s Outstanding Credit Exposure shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the Aggregate Outstanding Credit Exposure.  Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the Aggregate Outstanding Credit Exposure purchased hereby shall equal the respective Dollar Amount necessary so that, from and after such payments, each Buying Lender’s Outstanding Credit Exposure shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the aggregate of the Outstanding Credit Exposure of all the Syndicated Global Lenders (“Aggregate Outstanding Credit Exposure”).  Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Global Administrative Agent.  The Global Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders.  Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Outstanding Credit Exposure being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Outstanding Credit Exposure, except for participations which will be reduced or extinguished (as applicable) upon payment to Selling Lender of an amount equal to the portion of the Aggregate Outstanding Credit Exposure being sold by such Selling Lender.  Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender is buying such interest without recourse to the Selling Lender and has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Global Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents.  The U.S. Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by such Selling Lender in connection with the sale and assignment of any Eurocurrency Rate Loan hereunder on the terms and in the manner as set forth in Section 3.4.

2.5  Method of Borrowing Advances.

(a)  Syndicated Global Advances.  The Global Administrative Agent shall, promptly upon receipt of a Syndicated Global Advance Borrowing Notice, notify each Syndicated Global Lender of such Syndicated Global Advance Borrowing Notice and, not later than such time as is reasonably requested by the Global Administrative Agent on each Borrowing Date, each Syndicated Global Lender shall make available its Syndicated Global Loan or Loans, in funds immediately available to the Global Administrative Agent at its address specified pursuant hereto, unless the Global Administrative Agent has notified the Syndicated Global Lenders that such Loan is to be made available to a Global Borrower at the Global Administrative Agent’s Eurocurrency Payment Office, in which case each Syndicated Global Lender shall make available its Syndicated Global Loan or Loans, in funds immediately available to the Global Administrative Agent at its Eurocurrency Payment Office, not later than 4:00 p.m. (local time in the city of the Global Administrative Agent’s Eurocurrency Payment Office) in the Agreed Currency designated by the Global Administrative Agent.  The Global Administrative Agent will promptly make the funds so received from the Syndicated Global Lenders available to the relevant Global Borrower.

(b)  Syndicated Canadian Advances.  Subject to any alternate procedures set forth in the Syndicated Canadian Addendum, the Global Administrative Agent shall, promptly upon receipt of a Syndicated Canadian Borrowing Notice, notify each relevant Syndicated Canadian Bank of such Syndicated Canadian Borrowing Notice and, not later than such local time as is reasonably requested by the Global Administrative Agent on each Borrowing Date, each such Syndicated Canadian Bank shall make available its Syndicated Canadian Loan(s), in funds immediately available in Canadian Dollars, to the Global Administrative Agent at its address specified pursuant to Article XIV hereof.  The Global Administrative Agent will promptly make the funds so received from the Syndicated Canadian Banks available to the Canadian Borrower.

2.6  Method of Selecting Types and Interest Periods; Determination of Applicable Margins.

(a)  Method of Selecting Types and Interest Periods for Advances.  Each Borrower shall select the Type of Syndicated Global Advance or Syndicated Canadian Advance and, in the case of each Eurocurrency Rate Advance or CDOR Advance, the Interest Period and permitted currency applicable to each Syndicated Global Advance, Syndicated Canadian Advance and CDOR Advance from time to time.

(i)  Syndicated Global Advances.  Each Global Borrower shall give the applicable office of the Global Administrative Agent or its applicable Affiliate (in each case as previously directed by the Global Administrative Agent to such Global Borrower) irrevocable notice (a “Syndicated Global Advance Borrowing Notice”), at its applicable office as previously specified to such Borrower, not later than the applicable time described in Schedule I, specifying:  (i) the Borrowing Date of such Advance (which shall be a Business Day); (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected and (iv) in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable thereto.  Each Syndicated Global Advance in an Agreed Currency other than Dollars must be a Eurocurrency Rate Advance; provided that each Syndicated Global Advance in euro must be a Eurocurrency Rate Advance based on EURIBOR.  Each Syndicated Global Advance in Canadian Dollars shall only be a Eurocurrency Rate Advance.  There shall be no more than ten (10) Interest Periods in effect with respect to all of the Syndicated Global Advances to any one Global Borrower at any time.  Each Floating Rate Advance shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the applicable Floating Rate, changing when and as such Floating Rate changes.  Changes in the rate of interest on that portion of any Syndicated Global Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate or Canadian Prime Rate, as applicable.  Each Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Rate Advance.

(ii)  Syndicated Canadian Advances.  The Canadian Borrower shall give the Global Administrative Agent irrevocable notice (an “Syndicated Canadian Advance Borrowing Notice”) not later than the applicable time described in Schedule I, specifying:  (i) the Borrowing Date of such Advance (which shall be a Business Day); (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; (iv) in the case of each CDOR Advance and Eurocurrency Rate Advance, the Interest Period applicable thereto and (v) the permitted currency applicable thereto.  Each Syndicated Canadian Advance shall be a CDOR Advance denominated in Canadian Dollars, Eurocurrency Rate Advance denominated in Dollars or Canadian Dollars, Base Rate Advance denominated in Dollars or a Canadian Prime Rate Advance denominated in Canadian Dollars.  There shall be no more than ten (10) Interest Periods in effect with respect to all of the Syndicated Canadian Advances at any time.  Each Canadian Prime Rate Advance shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the applicable Canadian Prime Rate, changing when and as such Canadian Prime Rate changes.  Each Syndicated Canadian Advance which is a Base Rate Advance shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the applicable Alternate Base Rate, changing when and as such Alternate Base Rate changes.  Each Syndicated Canadian Advance which is a CDOR Advance shall be discounted over the relevant Interest Period at CDOR.  Each Syndicated Canadian Advance which is a Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Rate Advance.

(b)  Determination of Applicable Margin and Applicable Facility Fee.

(i)  Definitions.  As used in this Section 2.6(b) and in this Agreement, the following terms shall have the following meanings:

“Applicable Margin” and  “Applicable Facility Fee” shall mean the per annum rates constituting the Applicable Margin and Applicable Facility Fee, respectively, determined in accordance with the provisions of this Section 2.6(b) by reference to the U.S. Borrower’s Status (or, in the circumstances described in clause (ii) below, Harley’s Status) and established by reference to the following:

Applicable Pricing	Level I	Level II	Level III	Level IV	Level V
Applicable Margin for Relevant Loans	0.14%	0.18%	0.22%	0.26%	0.375%
Applicable Facility Fee	0.06%	0.07%	0.08%	0.09%	0.1250%
Utilization Fee (>50%)	0.05%	0.05%	0.10%	0.10%	0.125%
All in Drawn Cost (<50%)	0.20%	0.25%	0.30%	0.35%	0.50%
All in Drawn Cost (>50%)	0.25%	0.30%	0.40%	0.45%	0.625%

“Level I Status” exists at any date if, on such date, the U.S. Borrower’s Moody’s Rating is Aa3 or better or the U.S. Borrower’s S&P Rating is AA- or better (or in the circumstances described in clause (ii) below, the Moody’s Rating and S&P Rating of Harley).

“Level II Status” exists at any date if, on such date, (i) the U.S. Borrower has not qualified for Level I Status and (ii) the U.S. Borrower’s Moody’s Rating is A1 or better or the U.S. Borrower’s S&P Rating is A+ or better (or in the circumstances described in clause (ii) below, the Moody’s Rating and S&P Rating of Harley).

“Level III Status” exists at any date if, on such date, (i) the U.S. Borrower has not qualified for Level I Status or Level II Status and (ii) the U.S. Borrower’s Moody’s Rating is A2 or better or the U.S. Borrower’s S&P Rating is A or better (or in the circumstances described in clause (ii) below, the Moody’s Rating and S&P Rating of Harley).

“Level IV Status” exists at any date if, on such date, (i) the U.S. Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the U.S. Borrower’s Moody’s Rating is A3 or better or the U.S. Borrower’s S&P Rating is A- or better (or in the circumstances described in clause (ii) below, the Moody’s Rating and S&P Rating of Harley).

“Level V Status” exists at any date if, on such date, the U.S. Borrower (or in the circumstances described in clause (ii) below, Harley) has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investor Service, Inc., and then in effect with respect to the U.S. Borrower’s senior unsecured long-term debt securities, without third-party credit enhancement.

“Relevant Loans” means (1) Eurocurrency Rate Loans, (2) Eurocurrency Rate Advances, (3) CDOR Loans, (4) CDOR Advances, (5) Swing Line Loans which are Fixed Rate Loans and (6) USD Swing Line Loans described in Section 2.9.1(b)(y).

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to the U.S. Borrower’s senior unsecured long-term debt securities, without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

(ii)  Determination of Applicable Margin and Applicable Facility Fee.  The Applicable Margin in respect of any Loan and the Applicable Facility Fee payable under Section 2.14(C) shall be determined by reference to the table set forth in clause (i) above, as applicable, on the basis of the U.S. Borrower’s Status as determined from its then-current Moody’s Rating and S&P Rating, to change as and when such Moody’s Rating or S&P Rating changes.  The credit rating in effect on any date for the purposes of this Section is that in effect at the close of business on such date.  Notwithstanding the foregoing, (i) if at any time the U.S. Borrower has no Moody’s Rating or S&P Rating, then Harley’s S&P Rating and Moody’s Rating shall be used to determine Status and if at any time neither the U.S. Borrower nor Harley has any Moody’s Rating or S&P Rating, Level V Status shall exist and (ii) if the U.S. Borrower (or in the circumstance described above, Harley) is split-rated and the ratings differential is two levels or more, the intermediate rating at the midpoint will apply and if there is no midpoint, the higher of the two intermediate ratings will apply.

2.7  Minimum Amount of Each Syndicated Global Advance and Syndicated Canadian Advance.  Each Syndicated Global Advance and Syndicated Canadian Advance shall be in the applicable minimum amounts specified in Schedule I or, in the case of a Syndicated Canadian Advance, such other amounts as may be specified in the Syndicated Canadian Addendum; provided, however, that any Base Rate Advance may be in the amount of the unused Aggregate Commitment and any Canadian Prime Rate Advance or Base Rate Advance to the Canadian Borrower may be in the amount of the unused Syndicated Canadian Commitments.

2.8  Method of Selecting Types and Interest Periods for Conversion and Continuation of Syndicated Global Advances, Syndicated Canadian Advances and Swing Line Loans.

(A)  Right to Convert.  The applicable Borrower may elect from time to time, subject to the provisions of Section 2.6, Section 2.7 and this Section 2.8, to convert all or any part of an Advance of any Type into any other Type or Types of Advance; provided that any conversion of any Fixed Rate Advance or Fixed Rate Loan shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B)  Automatic Conversion and Continuation.  Floating Rate Loans shall continue as Floating Rate Loans of the same Type unless and until such Floating Rate Loans are converted into Fixed Rate Loans.  Fixed Rate Loans shall continue as Fixed Rate Loans until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Loans (other than Fixed Rate Loans in Agreed Currencies other than Dollars) shall be automatically converted into Base Rate Loans unless the applicable Borrower shall have given the Global Administrative Agent notice in accordance with Section 2.8(D) requesting that, at the end of such Interest Period, such Fixed Rate Loans continue as a Fixed Rate Loan.  Fixed Rate Loans, including, without limitation, Swing Line Loans, in a currency other than Dollars and Syndicated Canadian Loans (other than CDOR Loans which shall be converted to Canadian Prime Rate Loans in accordance with the Syndicated Canadian Addendum) shall, upon the expiry of the then current Interest Period, automatically continue as Fixed Rate Loans in the same currency and of the same Type unless the applicable Borrower notifies the Global Administrative Agent otherwise as provided herein.

(C)  No Conversion Post-Default.  Notwithstanding anything to the contrary contained in Section 2.8(A) or Section 2.8(B), no Syndicated Global Loan, Swing Line Loan or Syndicated Canadian Loan may be converted into or continued as a Fixed Rate Loan except with the consent of the Required Lenders when any Default has occurred and is continuing; provided that, absent such consent, any such Syndicated Global Loan, Swing Line Loan or Syndicated Canadian Loan which is a Eurocurrency Rate Loan in a currency other than Dollars or Canadian Dollars shall, upon the expiration of the relevant Interest Period then applicable thereto, bear interest for each subsequent day at a per annum rate equal to the rate applicable to Eurocurrency Rate Loans to the relevant Borrower for such currency for an Interest Period of one month.

(D)  Conversion/Continuation Notice.  The applicable Borrower shall give the Global Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Loan into a Fixed Rate Loan or continuation of a Fixed Rate Loan not later than the time prior to the date of the requested conversion or continuation which is consistent with the requisite time and notice required in connection with Section 2.6(a), specifying:  (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Syndicated Global Loan, Swing Line Loan or Syndicated Canadian Loan to be converted or continued; and (3) the amounts of Fixed Rate Loan(s) into which such Syndicated Global Loan, Swing Line Loan or Syndicated Canadian Loan is to be converted or continued, the applicable permitted currency and the duration of the Interest Periods applicable thereto.  If no such notice is given with respect to a Fixed Rate Loan (other than CDOR Loans) in a currency other than Dollars, the Interest Period applicable to the automatic continuation of such Loan shall be one month.

(E)  Limitations on Conversions.  Notwithstanding anything herein to the contrary, at the election of the applicable Borrowers under this Section 2.8, (x) Eurocurrency Rate Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Rate Advances only in the same Agreed Currency, (y) U.K. Swing Line Loans in a U.K. Swing Line Currency may be converted and/or continued as U.K. Swing Line Loans only in the same U.K. Swing Line Currency and (z) Syndicated Canadian Loans in a particular permitted currency may be converted and/or continued as Syndicated Canadian Loans only in the same currency.

2.9  Swing Line Loans.

2.9.1  USD Swing Line Loans.  (a)  Amount of USD Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, from and including the date of this Agreement and prior to the Termination Date, the Global Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make USD Swing Line Loans in Dollars to the U.S. Borrower from time to time in an amount not to exceed in the aggregate at any one time outstanding the lesser of (i) $25,000,000 or (ii) the amount by which the Aggregate Commitment exceeds the sum of the outstanding principal Dollar Amount of Syndicated Global Advances, Bid Rate Advances, Swing Line Loans and Syndicated Canadian Advances at such time.  Each USD Swing Line Loan shall be in the applicable minimum amounts specified in Schedule II (or such lesser amount as may be agreed to by the Global Swing Line Lender) or an integral multiple thereof as specified in Schedule II (or such lesser amount as may be agreed to by the Global Swing Line Lender) in excess thereof, and all interest payable on the USD Swing Line Loans shall be payable to the Global Swing Line Lender for the account of the Global Swing Line Lender.

(b)  Borrowing Notice; Interest on USD Swing Line Loans.  The U.S. Borrower shall deliver to the Global Administrative Agent and the Global Swing Line Lender a notice (a “USD Swing Line Borrowing Notice”) signed by it not later than the applicable time and to the applicable location described in Schedule II on the Borrowing Date of each USD Swing Line Loan specifying (i) the applicable Borrowing Date (which shall be a Business Day) and (ii) the aggregate amount of the requested USD Swing Line Loan.  All USD Swing Line Loans shall bear interest at the election of the U.S. Borrower at a per annum rate equal to (x) the Prime Rate or (y) the sum of (a) a money market rate or fixed rate of interest for an interest period as agreed to by the Global Swing Line Lender and the U.S. Borrower (which interest period shall not in any event exceed thirty (30) days) plus (b) the Applicable Margin then in effect.

(c)  Making of USD Swing Line Loans.  Promptly after receipt of the Borrowing Notice under Section 2.9.1(b), the Global Administrative Agent shall notify the Global Swing Line Lender of the requested USD Swing Line Loan.  Not later than 3:00 p.m. (New York time) on the applicable Borrowing Date, the Global Swing Line Lender shall make available its USD Swing Line Loan in funds immediately available as directed by the U.S. Borrower.

(d)  Repayment of USD Swing Line Loans.  Each USD Swing Line Loan shall be paid in full by the U.S. Borrower on or before the thirtieth day after the Borrowing Date for such USD Swing Line Loan (or if earlier on the last day of the interest period applicable thereto).  Outstanding USD Swing Line Loans may be repaid from the proceeds of Syndicated Global Advances or Bid Rate Advances.  Any repayment or prepayment of a USD Swing Line Loan shall be accompanied by accrued interest thereon and, subject to Section 2.9.1(a), shall be in the minimum amount of $100,000 (or such lesser amount as may be agreed to by the Global Swing Line Lender) and in increments of $100,000 (or such lesser amount as may be agreed to by the Global Swing Line Lender) in excess thereof or the full amount of such USD Swing Line Loan.  If the U.S. Borrower at any time fails to repay a USD Swing Line Loan on the applicable date when due, the U.S. Borrower shall be deemed to have elected to borrow a Syndicated Global Advance which shall be a Base Rate Advance under Section 2.1 as of such date equal in amount to the unpaid amount of such USD Swing Line Loan (notwithstanding the minimum amount of Base Rate Advances as provided in Section 2.7).  The proceeds of any such Advance shall be used to repay such USD Swing Line Loan.  Unless the Global Administrative Agent upon the request of or with the consent of the Required Lenders shall have notified the Global Swing Line Lender prior to such Global Swing Line Lender making any USD Swing Line Loan, that the applicable conditions precedent set forth in Article IV have not then been satisfied, each Syndicated Global Lender’s obligation to make Syndicated Global Loans pursuant to Section 2.1 and this Section 2.9.1(d) to repay such USD Swing Line Loan shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including the inability of the U.S. Borrower to satisfy the conditions precedent set forth in Article IV or the occurrence or continuance of a Default.  In the event that any Syndicated Global Lender fails to make payment to the Global Administrative Agent of any amount due under this Section 2.9.1(d), the Global Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Syndicated Global Lender hereunder until the Global Administrative Agent receives such payment from such Syndicated Global Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Syndicated Global Lender fails to make payment to the Global Administrative Agent of any amount due under this Section 2.9.1(d), such Syndicated Global Lender shall be deemed, at the option of the Global Administrative Agent, to have unconditionally and irrevocably purchased from the Global Swing Line Lender, without recourse or warranty, an undivided interest in and participation in the applicable USD Swing Line Loan in the amount of the Syndicated Global Loan such Syndicated Global Lender was required to make pursuant to this Section 2.9.1(d), and such interest and participation may be recovered from such Syndicated Global Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the Global Administrative Agent and ending on the date such obligation is fully satisfied.

2.9.2  Canadian Swing Line Loans.  (a)  Amount of Canadian Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, from and including the date of this Agreement and prior to the Termination Date, the Global Swing Line Lender agrees, on the terms and conditions set forth in this Agreement and pursuant to other arrangements agreed to in writing by the U.S. Borrower and the Global Swing Line Lender, to make Canadian Swing Line Loans in Canadian Dollars to the Canadian Borrower and the U.S. Borrower, in each case from time to time in an amount not to exceed in the aggregate, and on a cumulative basis for the Canadian Borrower and the U.S. Borrower, at any one time outstanding the lesser of (i) the Canadian Swing Line Commitment and (ii) the amount by which the Aggregate Commitment exceeds the sum of the outstanding principal Dollar Amount of Syndicated Global Advances, Bid Rate Advances, Swing Line Loans and Syndicated Canadian Advances at such time.  Each Canadian Swing Line Loan shall be in the applicable minimum amounts specified in Schedule II (or such lesser amount as may be agreed to by the Global Swing Line Lender) or an integral multiple thereof as specified in Schedule II (or such lesser amount as may be agreed to by the Global Swing Line Lender) in excess thereof, and all interest payable on the Canadian Swing Line Loans shall be payable to the Global Swing Line Lender for the account of the Global Swing Line Lender.  In no event shall the number of Interest Periods under Canadian Swing Line Loans outstanding at any time be greater than five (5).

(b)  Borrowing Notice; Interest on Canadian Swing Line Loans.  The relevant Borrower shall (unless such Borrower and the Global Swing Line Lender agree otherwise) deliver to the Global Administrative Agent and the Global Swing Line Lender a notice (a “Canadian Swing Line Borrowing Notice”) signed by it not later than the applicable time and to the applicable location described in Schedule II specifying (i) the applicable Borrowing Date (which shall be a Business Day), (ii) the aggregate amount of the requested Canadian Swing Line Loan, (iii) whether such Canadian Swing Line Loan is to be made to the Canadian Borrower or the U.S. Borrower and (iv) the Type of Loan requested.  All Canadian Swing Line Loans made to the Canadian Borrower shall be Canadian Prime Rate Loans or CDOR Loans and all Canadian Swing Line Loans made to the U.S. Borrower shall be Canadian Prime Rate Loans or Eurocurrency Rate Loans denominated in Canadian Dollars only.  All Canadian Swing Line Loans (x) that are Canadian Prime Rate Loans shall bear interest at the Canadian Prime Rate and (y) that are CDOR Loans or Eurocurrency Rate Loans shall have an Interest Period not in excess of thirty (30) days.

(c)  Making of Canadian Swing Line Loans.  Unless otherwise agreed by the applicable Borrower and the Global Swing Line Lender, not later than 4:00 p.m. (Toronto time) on the applicable Borrowing Date, (i) if the requested Canadian Swing Line Loan is to be made to the Canadian Borrower, the Global Swing Line Lender shall make available its Canadian Swing Line Loan in funds immediately available at the applicable location described in Schedule II to the Canadian Borrower and (ii) if the requested Canadian Swing Line Loan is to be made to the U.S. Borrower, the Global Swing Line Lender shall make available its Canadian Swing Line Loan in funds immediately available at the applicable location described in Schedule II to the U.S. Borrower.

(d)  Repayment of Canadian Swing Line Loans.  Each Canadian Swing Line Loan shall be paid in full by the applicable Borrower which has received such Canadian Swing Line Loan on or before the thirtieth day after the Borrowing Date for such Canadian Swing Line Loan (or if earlier on the last day of the interest period applicable thereto).  Outstanding Canadian Swing Line Loans may be repaid from the proceeds of Syndicated Global Advances or, if such Canadian Swing Line Loans were made to the Canadian Borrower, Syndicated Canadian Advances.  Any payment or repayment of a Canadian Swing Line Loan shall be accompanied by accrued interest thereon and, subject to Section 2.9.2(a), shall be in the minimum amount of Cdn. $500,000 (or such lesser amount as may be agreed to by the Global Swing Line Lender) and in increments of Cdn. $100,000 (or such lesser amount as may be agreed to by the Global Swing Line Lender) in excess thereof or the full amount of such Canadian Swing Line Loan.  Any prepayment or repayment of a Canadian Swing Line Loan other than at the end of the applicable Interest Period, if any, shall be for the full amount thereof and shall be accompanied by all amounts payable pursuant to Section 3.4.

(e)  Risk Participation by Syndicated Canadian Banks in Canadian Swing Line Loans.  If the Canadian Borrower at any time fails to repay a Canadian Swing Line Loan made to such Borrower on the applicable date when due, such Borrower shall be deemed to have elected to borrow a Syndicated Canadian Advance which shall be a Canadian Prime Rate Advance under Section 2.2 as of such date equal in amount to the unpaid amount of such Canadian Swing Line Loan (notwithstanding the minimum amount of Canadian Prime Rate Advances as provided in Section 2.7).  The proceeds of any such Advance shall be used to repay such Canadian Swing Line Loan.  Other than with respect to Canadian Swing Line Loans, if any, made by virtue of the relevant Borrower’s overdraft facilities with the Global Swing Line Lender, unless the Global Administrative Agent upon the request of or with the consent of the Required Lenders shall have notified the Global Swing Line Lender prior to such Global Swing Line Lender making any Canadian Swing Line Loan, that the applicable conditions precedent set forth in Article IV have not then been satisfied, each Syndicated Canadian Bank’s obligation to make Syndicated Canadian Loans pursuant to Section 2.2 and this Section 2.9.2(e) to repay such Canadian Swing Line Loan shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including the inability of the applicable Borrower to satisfy the conditions precedent set forth in Article IV or the occurrence or continuance of a Default.  In the event that any Syndicated Canadian Bank fails to make payment to the Global Administrative Agent of any amount due under this Section 2.9.2(e), the Global Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Syndicated Canadian Bank hereunder until the Global Administrative Agent receives such payment from such Syndicated Canadian Bank or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Syndicated Canadian Bank fails to make payment to the Global Administrative Agent of any amount due under this Section 2.9.2(e), such Syndicated Canadian Bank shall be deemed, at the option of the Global Administrative Agent, to have unconditionally and irrevocably purchased from the Global Swing Line Lender, without recourse or warranty, an undivided interest in and participation in the applicable Canadian Swing Line Loan in the amount of the Syndicated Canadian Loan such Syndicated Canadian Bank was required to make pursuant to this Section 2.9.2(e), and such interest and participation may be recovered from such Syndicated Canadian Bank together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the Global Administrative Agent and ending on the date such obligation is fully satisfied.

(f)  Risk Participation by Syndicated Global Lenders in Canadian Swing Line Loans.  If the U.S. Borrower at any time fails to repay a Canadian Swing Line Loan made to such Borrower on the applicable date when due, such Canadian Swing Line Loan shall be converted to and redenominated in Dollars equal to the unpaid Dollar Amount of such Canadian Swing Line Loan determined as of the date of such conversion and such Borrower shall be deemed to have elected to borrow a Syndicated Global Advance which shall be a Base Rate Advance under Section 2.1 as of such date in such Dollar Amount (notwithstanding the minimum amount of Base Rate Advances as provided in Section 2.7).  The proceeds of any such Advance shall be used to repay such Canadian Swing Line Loan.  Each Syndicated Global Lender’s obligation to make Syndicated Global Loans pursuant to Section 2.1 and this Section 2.9.2(f) to repay such Canadian Swing Line Loan shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including the inability of the applicable Borrower to satisfy the conditions precedent set forth in Article IV or the occurrence or continuance of a Default.  In the event that any Syndicated Global Lender fails to make payment to the Global Administrative Agent of any amount due under this Section 2.9.2(f), the Global Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Syndicated Global Lender hereunder until the Global Administrative Agent receives such payment from such Syndicated Global Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Syndicated Global Lender fails to make payment to the Global Administrative Agent of any amount due under this Section 2.9.2(f), such Syndicated Global Lender shall be deemed, at the option of the Global Administrative Agent, to have unconditionally and irrevocably purchased from the Global Administrative Agent, without recourse or warranty, an undivided interest in and participation in the applicable Canadian Swing Line Loan in the amount of the Syndicated Global Loan such Syndicated Global Lender was required to make pursuant to this Section 2.9.2(f), and such interest and participation may be recovered from such Syndicated Global Lender together with interest thereon at (1) the Federal Funds Effective Rate in the case of Loans denominated in Dollars and (2) the Overnight Foreign Currency Rate for Canadian Dollars in the case of Loans denominated in Canadian Dollars, in each case for each day during the period commencing on the date of demand by the Global Administrative Agent and ending on the date such obligation is fully satisfied.

2.9.3  U.K. Swing Line Loans.

(a)  Amount of U.K. Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, from and including the date of this Agreement and prior to the date that is five (5) Business Days prior to the Termination Date, the Global Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make U.K. Swing Line Loans in one or more U.K. Swing Line Currencies to the Global Borrowers from time to time in a Dollar Amount not to exceed in the aggregate at any one time outstanding the lesser of (i) the U.K. Swing Line Commitment at such time and (ii) the amount by which the Aggregate Commitment exceeds the sum of the outstanding principal Dollar Amount of Syndicated Global Advances, Bid Rate Advances, Swing Line Loans and Syndicated Canadian Advances at such time.  Each U.K. Swing Line Loan shall be in the applicable minimum amounts specified in Schedule II (or such lesser amount as may be agreed to by the Global Swing Line Lender) or an integral multiple thereof as specified in Schedule II (or such lesser amount as may be agreed to by the Global Swing Line Lender) in excess thereof, and all interest payable on the U.K. Swing Line Loans shall be payable to the Global Swing Line Lender for the account of the Global Swing Line Lender.  In no event shall the number of U.K. Swing Line Loans outstanding at any time be greater than five (5).

(b)  Borrowing Notice; Interest on U.K. Swing Line Loans.  The relevant Global Borrower shall deliver to the Global Administrative Agent and the Global Swing Line Lender a notice (a “U.K. Swing Line Borrowing Notice”) signed by it not later than the applicable time and to the applicable location described in Schedule II specifying (i) the applicable Borrowing Date (which shall be a Business Day), (ii) the aggregate amount of the requested U.K. Swing Line Loan, (iii) the U.K. Swing Line Currency in which such Loan is requested and (iv) the initial Interest Period in connection therewith.  All of the U.K. Swing Line Loans shall be Eurocurrency Rate Loans with an Interest Period not in excess of thirty (30) days.

(c)  Making of U.K. Swing Line Loans.  Not later than 3:00 p.m. (London time) on the applicable Borrowing Date, the Global Swing Line Lender shall make available its U.K. Swing Line Loan in funds in the applicable U.K. Swing Line Currency immediately available at the applicable location described in Schedule II to the relevant Global Borrower.

(d)  Repayment of U.K. Swing Line Loans.  Each U.K. Swing Line Loan shall be paid in full by the relevant Global Borrower on or before the date that is the last day of the Interest Period applicable to such U.K. Swing Line Loan and shall be prepaid if required in connection with the provisions of Section 2.3(B)(ii).  Outstanding U.K. Swing Line Loans may be repaid from the proceeds of Syndicated Global Advances.  Any repayment or prepayment of a U.K. Swing Line Loan shall be accompanied by accrued interest thereon and, subject to Section 2.9.3(a), shall be in the minimum amount of $50,000 or the Equivalent Amount in the relevant U.K. Swing Line Currency (or such lesser amount as may be agreed to by the Global Swing Line Lender) and in increments of $50,000 or the Equivalent Amount in the relevant U.K. Swing Line Currency (or such lesser amount as may be agreed to by the Global Swing Line Lender) in excess thereof or the full amount of such U.K. Swing Line Loan.  Any prepayment or repayment of a U.K. Swing Line Loan other than at the end of the applicable Interest Period shall be for the full amount thereof and shall be accompanied by all amounts payable pursuant to Section 3.4.  If any Global Borrower at any time fails to repay a U.K. Swing Line Loan on the applicable date when due, such Borrower shall be deemed to have elected to borrow a Syndicated Global Advance which shall be a Eurocurrency Rate Advance in the applicable Agreed Currency under Section 2.1 as of such date equal in amount to the unpaid amount of such U.K. Swing Line Loan (notwithstanding the minimum amount of Eurocurrency Rate Advances).  The proceeds of any such Advance shall be used to repay such U.K. Swing Line Loan.  Unless the Global Administrative Agent upon the request of or with the consent of the Required Lenders shall have notified the Global Swing Line Lender prior to such Global Swing Line Lender making any U.K. Swing Line Loan, that the applicable conditions precedent set forth in Article IV have not then been satisfied, each Syndicated Global Lender’s obligation to make Syndicated Global Loans pursuant to Section 2.1 and this Section 2.9.3(d) to repay such U.K. Swing Line Loan shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including the inability of any Borrower to satisfy the conditions precedent set forth in Article IV or the occurrence or continuance of a Default.  In the event that any Syndicated Global Lender fails to make payment to the Global Administrative Agent of any amount due under this Section 2.9.3(d), the Global Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Syndicated Global Lender hereunder until the Global Administrative Agent receives such payment from such Syndicated Global Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Syndicated Global Lender fails to make payment to the Global Administrative Agent of any amount due under this Section 2.9.3(d), such Syndicated Global Lender shall be deemed, at the option of the Global Administrative Agent, to have unconditionally and irrevocably purchased from the Global Swing Line Lender, without recourse or warranty, an undivided interest in and participation in the applicable U.K. Swing Line Loan in the amount of the Syndicated Global Loan such Syndicated Global Lender was required to make pursuant to this Section 2.9.3(d), and such interest and participation may be recovered from such Syndicated Global Lender together with interest thereon at (1) the Federal Funds Effective Rate in the case of Loans denominated in Dollars and (2) the Overnight Foreign Currency Rate in the case of Loans denominated in any other U.K. Swing Line Currency, in each case for each day during the period commencing on the date of demand by the Global Administrative Agent and ending on the date such obligation is fully satisfied.

2.10  The Bid Rate Advances.  (a)  Each Syndicated Global Lender severally agrees that, on the terms and conditions set forth in this Agreement, either Global Borrower may request and receive Bid Rate Advances in Dollars, euro or any Eligible Currency under this Section 2.10 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided, however, that, following the making of each Bid Rate Advance, the aggregate Dollar Amount of (i) the Advances, (ii) the Swing Line Loans and (iii) the Syndicated Canadian Loans then outstanding shall not exceed the Aggregate Commitment.

(b)  The procedures for the solicitation and acceptance of Bid Rate Loans are set forth below:

(i)  The applicable Global Borrower may request a Bid Rate Advance under this Section 2.10(b) by giving the Global Administrative Agent irrevocable notice at the office and location specified by the Global Administrative Agent, in the form attached hereto as Exhibit G (a “Bid Rate Advance Borrowing Notice”), specifying the date, currency and aggregate amount of the proposed Bid Rate Advance, the maturity date for repayment of each Bid Rate Loan to be made as part of such Bid Rate Advance (which maturity date may not be earlier than, in the case of an Absolute Rate Auction, the date occurring thirty days, and in the case of an Indexed Rate Auction, the date occurring one month after the date of the related Bid Rate Advance or later than, in the case of an Absolute Rate Auction, the earlier of the day occurring 180 days after the date of such Bid Rate Advance and the Termination Date, and in the case of an Indexed Rate Auction, the earlier of the day occurring six months after the date of such Bid Rate Advance and the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such Bid Rate Advance, not later than 10:00 a.m. (New York time in the case of Bid Rate Advances to the U.S. Borrower and London time in the case of Bid Rate Advances to the U.K. Borrower) (A) one Business Day prior to the date of the proposed Bid Rate Advance, if the applicable Global Borrower shall specify in the Bid Rate Advance Borrowing Notice that the rates of interest to be offered by the Syndicated Global Lenders shall be absolute rates per annum (such type of solicitation being an “Absolute Rate Auction”) and (B) five Business Days prior to the date of the proposed Bid Rate Advance, if the applicable Global Borrower shall specify in the Bid Rate Advance Borrowing Notice that the rates of interest to be offered by the Syndicated Global Lenders shall be based on the Eurocurrency Base Rate with respect to the applicable currency (such type of solicitation being an “Indexed Rate Auction”).  The Global Administrative Agent shall, promptly following its receipt of a Bid Rate Advance Borrowing Notice under this Section 2.10(b), notify each Syndicated Global Lender of such request by sending such Syndicated Global Lender a copy of such Bid Rate Advance Borrowing Notice.

(ii)  Each Syndicated Global Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Rate Loans to the applicable Global Borrower as part of such proposed Bid Rate Advance at a rate or rates of interest specified by such Syndicated Global Lender in its sole discretion, by notifying the Global Administrative Agent (which shall give prompt notice thereof to the applicable Global Borrower), before 11:00 a.m. (New York time in the case of Bid Rate Loans to the U.S. Borrower and London time in the case of Bid Rate Loans to the U.K. Borrower) (or if such Syndicated Global Lender is the Global Administrative Agent, before 10:45 a.m. (New York time in the case of Bid Rate Loans to the U.S. Borrower and London time in the case of Bid Rate Loans to the U.K. Borrower)) (A) on the date of such proposed Bid Rate Advance, in the case of an Absolute Rate Auction, and (B) four Business Days before the date of such proposed Bid Rate Advance, in the case of an Indexed Rate Auction of the minimum amount and maximum amount of each Bid Rate Loan which such Syndicated Global Lender would be willing to make as part of such proposed Bid Rate Advance (which amounts may, subject to the proviso to the first sentence of Section 2.10(a), exceed such Syndicated Global Lender’s Commitment), the rate or rates of interest, in the case of an Absolute Rate Auction, or the spread or spreads with respect to the Eurocurrency Base Rate, in the case of an Indexed Rate Auction, therefor and such Syndicated Global Lender’s Lending Installation with respect to such Bid Rate Loan.

(iii)  The applicable Global Borrower shall, in turn, before (A) 12:00 noon (New York time in the case of Bid Rate Advances to the U.S. Borrower and London time in the case of Bid Rate Advances to the U.K. Borrower) on the date of such proposed Bid Rate Advance, in the case of an Absolute Rate Auction, and (B) 11:00 a.m. (New York time in the case of Bid Rate Advances to the U.S. Borrower and London time in the case of Bid Rate Advances to the U.K. Borrower) three Business Days before the date of such proposed Bid Rate Advance, in the case of an Indexed Rate Auction for a Bid Rate Advance, either:

(x) cancel such Bid Rate Advance by giving the Global Administrative Agent notice to that effect; or

(y) accept, subject to Section 2.10(d), one or more of the offers made by any Syndicated Global Lender or Syndicated Global Lenders pursuant to Section 2.10(b)(ii), in its sole discretion, by giving notice to the Global Administrative Agent of the amount of each Bid Rate Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the applicable Global Borrower by the Global Administrative Agent on behalf of such Syndicated Global Lender for such Bid Rate Loan pursuant to Section 2.10(b)(ii)) to be made by each Syndicated Global Lender as part of such Bid Rate Advance, and reject any remaining offers made by Syndicated Global Lenders pursuant to Section 2.10(b)(ii) by giving the Global Administrative Agent notice to that effect.

(iv)  If the applicable Global Borrower notifies the Global Administrative Agent that such Bid Rate Advance is canceled pursuant to Section 2.10(b)(iii)(x), the Global Administrative Agent shall give prompt notice thereof to the Syndicated Global Lenders and such Bid Rate Advance shall not be made.

(v)  If the applicable Global Borrower accepts one or more of the offers made by any Syndicated Global Lender or Syndicated Global Lenders pursuant to Section 2.10(b)(iii)(y), the Global Administrative Agent shall in turn promptly notify (A) each Syndicated Global Lender that has made an offer as described in Section 2.10(b)(ii) of the date, and aggregate amount of such Bid Rate Advance and whether or not any offer or offers made by such Syndicated Global Lender pursuant to Section 2.10(b)(ii) have been accepted by the applicable Global Borrower and (B) each Syndicated Global Lender that is to make a Bid Rate Loan as part of such Bid Rate Advance, of the amount of each Bid Rate Loan to be made by such Syndicated Global Lender as part of such Bid Rate Advance.  Each Syndicated Global Lender that is to make a Bid Rate Loan as part of such Bid Rate Advance shall, not later than 3:00 p.m. (New York time) on the date of such Bid Rate Advance specified in the notice received from the Global Administrative Agent pursuant to clause (A) of the preceding sentence, make available for the account of its Lending Installation to the Global Administrative Agent at the relevant Payment Office such Syndicated Global Lender’s portion of such Bid Rate Advance, in same day funds in the currency specified in the applicable Bid Rate Advance Borrowing Notice.  Upon fulfillment of the applicable conditions set forth in Article IV and after receipt by the Global Administrative Agent of such funds, the Global Administrative Agent will make such funds available to the applicable Global Borrower at the Global Administrative Agent’s aforesaid address.  Promptly after each Bid Rate Advance, the Global Administrative Agent will notify each Syndicated Global Lender of the amount of such Bid Rate Advance, the consequent Bid Rate Reduction and the dates upon which such Bid Rate Reduction commenced and will terminate.

(vi)  Notwithstanding the other provisions of this Section 2.10(b), the applicable Global Borrower may elect at its own discretion to assume the responsibilities of the Global Administrative Agent in connection with the solicitation and acceptance of Bid Rate Loans as described in this section.  In the event that the applicable Global Borrower makes the election described in this subsection, all notices to be given by such Borrower to the Global Administrative Agent pursuant to this Section 2.10(b) shall be given by such Borrower directly to the Global Administrative Agent and the Syndicated Global Lenders, all notices to be given by the Global Administrative Agent to the Syndicated Global Lenders pursuant to this Section 2.10(b) shall be given by such Borrower to the Syndicated Global Lenders, and all notices to be given by the Syndicated Global Lenders to the Global Administrative Agent pursuant to this Section 2.10(b) shall be given by the Syndicated Global Lenders to such Borrower and the Global Administrative Agent.  In addition, any fee payable to the Global Administrative Agent in connection with the Bid Rate Loans in connection with such Bid Rate Loans solicited and accepted by either Global Borrower pursuant to this clause (vi) is hereby waived.

(c)  Each Bid Rate Advance shall be in an aggregate amount not less than the Equivalent Amount of $10,000,000 in the applicable currency or an integral multiple of approximately $1,000,000 in the applicable currency in excess thereof, and, following the making of each Bid Rate Advance, the Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of Section 2.10(a).

(d)  Each acceptance by the applicable Global Borrower pursuant to Section 2.10(b)(iii)(y) of the offers made in response to a Bid Rate Advance Borrowing Notice shall be treated as an acceptance of such offers in ascending order of the rates or margins, as applicable, at which the same were made but if, as a result thereof, two or more offers at the same such rate or margin would be partially accepted, then the amounts of the Bid Rate Loans in respect of which such offers are accepted shall be treated as being the amounts which bear the same proportion to one another as the respective amounts of the Bid Rate Loans so offered bear to one another but, in each case, rounded as the Global Administrative Agent (or the applicable Global Borrower in the event such Borrower runs the bid rate process under clause (b)(vi) above) may consider necessary to ensure that the Equivalent Amount of each such Bid Rate Loan is approximately $500,000 or an integral multiple thereof.

(e)  Within the limits and on the conditions set forth in this Section 2.10, each Global Borrower may from time to time borrow under this Section 2.10, repay pursuant to Section 2.10(f), and reborrow under this Section 2.10.

(f)  The applicable Global Borrower shall repay to the Global Administrative Agent, for the account of each Syndicated Global Lender which has made a Bid Rate Loan to it, on the maturity date of such Bid Rate Loan (such maturity date being that specified by such Borrower for repayment of such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice), or, if earlier, the acceleration of the Obligations pursuant to Section 8.1, the then unpaid principal amount of such Bid Rate Loan.  No Borrower shall have the right to prepay any principal amount of any Bid Rate Loan without the consent of the applicable Syndicated Global Lender.

(g)  The applicable Global Borrower shall pay interest on the unpaid principal amount of each Bid Rate Loan made to it, from the date of such Bid Rate Loan to the date the principal amount of such Bid Rate Loan is repaid in full, at the rate of interest for such Bid Rate Loan specified by the Syndicated Global Lender making such Bid Rate Loan in the related notice submitted by such Syndicated Global Lender pursuant to Section 2.10(b)(ii), payable on the interest payment date or dates specified by such Borrower for such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice and on any date on which such Bid Rate Loan is prepaid, whether by acceleration or otherwise.  In the event the term of any Bid Rate Loan shall be longer than three months, interest thereon shall be payable not less frequently than once each three-month period during such term.  Unless otherwise specified in the applicable Bid Rate Advance Borrowing Notice, interest on Bid Rate Advances shall be calculated (a) for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year for Bid Rate Advances made pursuant to an Indexed Rate Auction and (b) for actual days elapsed on the basis of a 360-day year for Bid Rate Advances made pursuant to an Absolute Rate Auction.

(h)  Except as provided in clause (b)(vi) above, in connection with each Bid Rate Loan, the applicable Global Borrower shall pay to the Global Administrative Agent the fee with respect thereto set forth in the relevant fee letter dated as of even date herewith between the Global Borrowers, J.P. Morgan Securities Inc. and the Global Administrative Agent.

2.11  Default Rate.  Notwithstanding anything contained herein to the contrary, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided herein or (ii) in the case of any other amount (other than as set forth in the following clause (iii)), 2% plus the rate applicable to Base Rate Advances as provided herein or (iii) in the case of any Syndicated Canadian Loan or Canadian Swing Line Loan, 2% plus the rate applicable to Canadian Prime Rate Loans.

2.12  Method of Payment.  (i)  All payments of principal, interest, and fees hereunder to the Global Administrative Agent shall be made, without setoff, deduction or counterclaim (a) at the Global Administrative Agent’s office at the applicable location at which such Advance was made in immediately available funds with respect to Advances denominated in Dollars and (b) in the Global Administrative Agent’s applicable Eurocurrency Payment Office in immediately available funds with respect to any Advance denominated in an Agreed Currency other than Dollars, in each case, or at any other Lending Installation of the Global Administrative Agent specified in writing (by 11:00 a.m. (New York time) on the day before the date when due) by the Global Administrative Agent to the applicable Borrower, by 12:00 noon local time in New York, New York with respect to Advances denominated in Dollars and 12:00 noon local time in the Global Administrative Agent’s Eurocurrency Payment Office with respect to Advances denominated in an Agreed Currency other than Dollars on the date when due and shall be made ratably among the relevant Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof).  Each Advance shall be repaid or prepaid in the currency in which it was made (the “Advanced Currency”) in the amount borrowed and interest payable thereon shall be paid in such Advanced Currency.  Notwithstanding anything in this Agreement, the obligation of any Borrower in respect of any Advance shall not be discharged by an amount paid in any currency other than the Advanced Currency or at another location other than the location designated by the Global Administrative Agent, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the Advanced Currency and transfer to the relevant Lenders under normal banking procedure, does not yield the amount of the Advanced Currency due under the Loan Documents.  In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of the Advanced Currency due under the Loan Documents, such Lender shall have an independent cause of action against each of the Borrowers for the currency deficit.  Each payment delivered to the Global Administrative Agent for the account of any Lender shall be delivered promptly by the Global Administrative Agent to such Lender in the same type of funds which the Global Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Global Administrative Agent from such Lender.

(ii)  All payments to be made by the applicable Borrowers hereunder in respect of any Swing Line Loans and Syndicated Canadian Loans shall be made in the currencies in which such Loans are denominated and in funds immediately available, at the Global Administrative Agent’s office or Global Swing Line Lender’s office (as applicable) office from which such Loan was made not later than 12:00 noon (local time) on the date on which such payment shall become due.

(iii)  Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance or Loan in any currency other than Dollars or euro, currency control or exchange regulations are imposed in the country which issues such currency with the result that different types of such currency (the “New Currency”) are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Global Administrative Agent or the Global Swing Line Lender, as applicable, in such Original Currency, then all payments to be made by the applicable Borrower hereunder in such currency shall be made in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.  In addition, notwithstanding the foregoing provisions of this Section, if, after the making of any Advance or Loan in any currency other than Dollars or euro, any applicable Borrower is not able to make payment to the Global Administrative Agent or the Global Swing Line Lender, as applicable, in the type of currency in which such Advance or Loan was made because of the imposition of any such currency control or exchange regulation, then such Advance or Loan shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

2.13  Notes, Telephonic Notices.  Any Lender may request that the Loans made by it each be evidenced by the applicable Notes to evidence such Lender’s Loans.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender such Note(s) for such Loans payable to the order of such Lender.  Thereafter, such Loans evidenced by such Note(s) and interest thereon shall at all times be represented by one or more Notes, except to the extent that any such Lender subsequently returns any such Note for cancellation.  Each Borrower authorizes the applicable Lenders and the Global Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons that the Global Administrative Agent or Lender in good faith believes to be acting on behalf of such Borrower.  Each Borrower agrees to deliver promptly to the Global Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Global Administrative Agent or any Lender, of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Global Administrative Agent and Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Global Administrative Agent or Lender, as applicable, shall promptly notify the Authorizing Officer who provided such confirmation of such difference.

2.14  Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Loan Accounts.

(A)  Promise to Pay.  Each Borrower unconditionally promises to pay when due the principal amount of each Loan made to it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement.

(B)  Interest Payment Dates.  Interest accrued on each Floating Rate Loan, each Canadian Prime Rate Loan and USD Swing Line Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity (whether by acceleration or otherwise) and, with respect to any USD Swing Line Loans on any date on which a USD Swing Line Loan is prepaid, whether due to acceleration or otherwise.  Interest accrued on each Fixed Rate Loan (other than CDOR Loans which are governed by the Syndicated Canadian Addendum) shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Fixed Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest accrued on each Bid Rate Loan shall be payable as provided in Section 2.10(g).  Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) upon repayment thereof in full, (ii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise) and (iii) if not theretofore paid in full, on demand, commencing on the first such day following the date such Obligation became payable pursuant to the terms of this Agreement or the other Loan Documents.

(C)  Fees.  (i)  The relevant Borrowers shall, or shall cause their respective Subsidiaries to, pay to the Global Administrative Agent, for the account of each relevant Lender in accordance with their Pro Rata Shares and Syndicated Canadian Pro Rata Shares (as appropriate), on arrangements satisfactory to the U.S. Borrower and the Global Administrative Agent, a facility fee accruing at the rate of the Applicable Facility Fee per annum from and after the date hereof until the Termination Date on the amounts of the Aggregate Commitment in effect from time to time (calculated without regard to amounts outstanding).  All such facility fees payable under this clause (C) shall be payable quarterly in arrears on the first Business Day of each calendar quarter occurring after the date hereof and, in addition, on the Termination Date.

(ii)  Utilization Fee.  If, at the end of any fiscal quarter, the average daily aggregate principal amount of outstanding Syndicated Global Loans and Syndicated Canadian Loans during such quarter exceeded fifty percent (50%) of the Aggregate Commitment, the relevant Borrowers shall, or shall cause their respective Subsidiaries to, pay to the Global Administrative Agent, for the ratable account of each relevant Lender in accordance with its Pro Rata Share and Syndicated Canadian Pro Rata Share (as appropriate) on arrangements satisfactory to the U.S. Borrower and the Global Administrative Agent, a utilization fee at a rate per annum equal to the applicable Utilization Fee set forth in Section 2.6(b) on the average daily outstanding principal balance of the Syndicated Global Loans and Syndicated Canadian Loans during such quarter, payable quarterly in arrears on the first Payment Date to occur in each calendar quarter hereafter and on the Termination Date or earlier termination of the Commitments.

(D)  Interest and Fee Basis.  (i)  Interest on all Loans (other than Eurocurrency Rate Loans denominated in Pounds Sterling, Base Rate Loans with respect to which interest is calculated by reference to the Alternate Base Rate and USD Swing Line Loans), including all Syndicated Canadian Loans and all fees shall be calculated for actual days elapsed on the basis of a 360-day year (except as provided otherwise in the Syndicated Canadian Addendum).  Interest on (a) Base Rate Loans with respect to which interest is calculated by reference to the Alternate Base Rate and USD Swing Line Loans and (b) Eurocurrency Rate Loans denominated in Pounds Sterling and Syndicated Canadian Loans shall in each case be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year; provided that Stamping Fees shall be calculated for actual days elapsed on the basis of a 365-day year.  Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received by the times and in the offices required under Section 2.12.  If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(ii)  For purposes of the Interest Act (Canada), (a) whenever any interest or fee under this Agreement or any of the other Loan Documents is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (1) the applicable rate based on a year of 360 days or 365 days, as the case may be, (2) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (3) divided by 360 or 365, as the case may be, (b) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and are not effective rates or yields.

(E)  Loan Account.  Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Obligations of the Borrowers to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder.

(F)  Entries Binding.  The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless any Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of such Borrower’s receipt of such information.

2.15  Notification of Advances, Interest Rates, Prepayments and Aggregate Commitment Reductions.  Promptly after receipt thereof, the Global Administrative Agent will notify each relevant Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice and repayment notice received by it hereunder.  The Global Administrative Agent will notify each relevant Lender of the interest rate applicable to each Fixed Rate Loan promptly upon determination of such interest rate.

2.16  Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and any Notes shall be deemed held by each Lender for the benefit of such Lending Installation.  Each Lender may, by written or facsimile notice to the Global Administrative Agent and the U.S. Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.17  Non-Receipt of Funds by the Global Administrative Agent.  Unless a Borrower or a Lender, as the case may be, notifies the Global Administrative Agent prior to the date (or time, in the case of a Floating Rate Loan) on which it is scheduled to make payment to the Global Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Global Administrative Agent for the account of the relevant Lenders, that it does not intend to make such payment, the Global Administrative Agent may assume that such payment has been made.  The Global Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or Borrower, as the case may be, has not in fact made such payment to the Global Administrative Agent, the recipient of such payment shall, on demand by the Global Administrative Agent, repay to the Global Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Global Administrative Agent until the date the Global Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender (other than in respect of any Loan denominated in Canadian Dollars), the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Lender in respect of any Loan denominated in Canadian Dollars, at the one-month CDOR for such day, or (iii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan (including without limitation pursuant to Section 2.11 if applicable).

2.18  Termination Date.  This Agreement shall be effective until the Termination Date.  Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity and reimbursement obligations, to the extent such obligations have not accrued) shall have been fully and indefeasibly paid and satisfied and all financing arrangements under the Loan Documents among the Borrowers and the Lenders shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19  Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from a Borrower hereunder or under the Syndicated Canadian Addendum in the currency expressed to be payable herein or under the Syndicated Canadian Addendum (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Global Administrative Agent could purchase the specified currency with such other currency at the Global Administrative Agent’s main office in New York, New York on the Business Day preceding that on which the final, non-appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or the Global Administrative hereunder or under the Syndicated Canadian Addendum shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Global Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Global Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Global Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Global Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Global Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Global Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

2.20  Intentionally Omitted.

2.21  Canadian Borrower as Borrower.  The U.S. Borrower may at any time add as a party to this Agreement the Canadian Borrower to be the “Canadian Borrower” in respect of Canadian Swing Line Loans and Canadian Syndicated Loans, in each case by the execution and delivery to the Global Administrative Agent of (a) a duly completed Assumption Letter by each of the Canadian Borrower and the Canadian Guarantor, with the written consent of the U.S. Borrower at the foot thereof (it being understood and agreed that if the Canadian Guarantor does not exist at the time of the Canadian Borrower becoming a party hereto, the U.S. Borrower shall cause the Canadian Guarantor, within 60 days of its formation, to execute and deliver a duly completed Assumption Letter to the Global Administrative Agent, accompanied by the other instruments and documents in respect of the Canadian Guarantor contemplated by the following clause (b)) and (b) any other instruments and documents required by Section 4.3 hereof (in the case of the Canadian Borrower) and comparable instruments and documents for the Canadian Guarantor.  Upon such execution, delivery and consent, each of the Canadian Borrower and the Canadian Guarantor shall for all purposes be a party hereto as the Canadian Borrower and the Canadian Guarantor, respectively, as fully as if it had executed and delivered this Agreement.

2.22  Termination as Borrower.  So long as the principal of and interest on any Loans or Advances made to any Foreign Borrower under this Agreement or the Syndicated Canadian Addendum shall have been repaid or paid in full and all other obligations of such Foreign

Borrower under this Agreement and the Syndicated Canadian Addendum shall have been fully performed, the U.S. Borrower may, by not less than five (5) Business Days’ prior notice to the Global Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Foreign Borrower’s rights as a “Borrower”.

ARTICLE III  CHANGE IN CIRCUMSTANCES

3.1  Yield Protection.  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

(i)  subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding Excluded Taxes), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, provided, that this clause (i) shall not apply with respect to any Taxes to which Section 3.5 applies, or

(ii)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation with respect to its Fixed Rate Loans, or

(iii)  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Fixed Rate Loans or reduces any amount received by any Lender or any applicable Lending Installation in connection with Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest or fee received by it, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans or to reduce any amount received under this Agreement, then, within 15 days after receipt by the relevant Borrower of written demand by such Lender pursuant to Section 3.6, such Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment or Syndicated Canadian Commitment.

3.2  Changes in Capital Adequacy Regulations.  If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans or its obligation to make Loans hereunder, then, within 15 days after receipt by the relevant Borrower of written demand by such Lender pursuant to Section 3.6, such Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the “Risk-Based Capital Guidelines” (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements, in each case passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States or Canada (if applicable) implementing the July 1988 report of the Basel Committee on Banking Supervision Entitled “International Convergence of Capital Measurement and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement and including, for the avoidance of doubt, the recommendations set out in the report entitled ‘Basel II:  International Convergence of Capital Measurement and Capital Standards:  A Revised Framework’, which was published by the Basel Committee on Banking Supervision on June 26, 2004 and the European Commission proposal (COM (2004) 486) of July 14, 2004.

Notwithstanding any other provision of this Section 3.2, the U.K. Borrower shall not be obliged to make any increased payment pursuant to this Section 3.2 to the extent that the relevant cost, increased cost, reduction or liability is compensated for by any payment calculated in accordance with the Mandatory Cost or represents Excluded Taxes.

3.3  Availability of Types of Advances.  If (i) any Lender determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders with respect to Fixed Rate Advances or the Global Swing Line Lender with respect to Swing Line Loans determine that (x) deposits of a type, currency and maturity appropriate to match fund Fixed Rate Advances or Swing Line Loans, as applicable, are not available or (y) the interest rate applicable to a Fixed Rate Advance or Swing Line Loan does not accurately reflect the cost of making or maintaining such a Fixed Rate Advance or Swing Line Loans, then the Global Administrative Agent shall suspend the availability of Fixed Rate Advances or such Swing Line Loans of the affected Type or in the affected currency and, in the case of any occurrence set forth in clause (i), require any affected Fixed Rate Advances or Swing Line Loans to be repaid or, in the case of Eurocurrency Rate Loans in Dollars, at the option of the U.S. Borrower, converted to Base Rate Advances or, in the case of any Loans to the Canadian Borrower, at the option of the Canadian Borrower, converted to Canadian Prime Rate Advances.

3.4  Funding Indemnification.  If any payment of a Fixed Rate Advance, Fixed Rate Swing Line Loan or Bid Rate Advance occurs on a date which is not the last day of the applicable Interest Period in the case of a Fixed Rate Advance or Fixed Rate Swing Line Loans, or the applicable maturity date in the case of a Bid Rate Advance, whether because of acceleration, prepayment, assignment (to the extent such assignment is effected pursuant to Section 3.8) or otherwise, or a Fixed Rate Advance, Fixed Rate Swing Line Loan or Bid Rate Advance is not made or continued on the date specified by any Borrower for any reason other than default by the Lenders, the U.S. Borrower and such Borrower agrees to indemnify each Lender for any loss or cost (including lost profits) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance, Fixed Rate Swing Line Loan or Bid Rate Advance, as the case may be.

3.5  Taxes.  (i)  Unless such deduction is required by applicable law, all payments by any Borrower or any Guarantor to or for the account of any Lender or the Global Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If any Borrower or any Guarantor shall be required by applicable law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Global Administrative Agent, then, except as otherwise specifically provided in this Section 3.5, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Global Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower or Guarantor, as applicable, shall make such deductions, (c) such Borrower or Guarantor, as applicable, shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower or Guarantor, as applicable, shall furnish to the Global Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or, in the case of a deduction made under tax legislation in the United Kingdom or England and Wales, evidence reasonably satisfactory to the Global Administrative Agent that the deduction has been made.  Each Syndicated Global Lender which is not otherwise a Qualifying Lender hereby agrees to fund its Syndicated Global Loans to the U.K. Borrower through an office, branch or Affiliate, if any, resident in the United Kingdom for United Kingdom tax purposes.

(ii) In addition, except as otherwise specifically provided in this Section 3.5, each Borrower and Guarantor hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder by the relevant Borrower or Guarantor to the relevant Lender, or under any Note but excluding any such taxes, charges or levies in respect of any assignment, sale or transfer or participation (but excluding any participations and transfers pursuant to Section 2.2(E)) by any Lender or the Global Administrative Agent or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) Each Borrower and Guarantor hereby agree to indemnify the Global Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Global Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that each Borrower and Guarantor shall not be required to so indemnify to the extent any relevant amount is actually compensated for under any other provision of this Agreement.  Payments due under this indemnification shall be made within 30 days of the date the Global Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Syndicated Global Lender, such Lender to the extent it is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will deliver to each of the U.S. Borrower, each Guarantor and the Global Administrative Agent (1) two duly completed copies of IRS Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (2) in the case of a Non-U.S. Lender that is fiscally transparent, a copy of IRS Form W-8IMY together with the applicable accompanying forms, W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax (such certificate, an “Exemption Certificate”).  Each Non-U.S. Lender further undertakes to deliver to each of the U.S. Borrower and the Global Administrative Agent (i) two renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the U.S. Borrower, any Guarantor or the Global Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the U.S. Borrower, the Guarantors and the Global Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the U.S. Borrower or the Guarantors with an appropriate form or Exemption Certificate pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form or Exemption Certificate originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form or Exemption Certificate required under clause (iv), above, the U.S. Borrower or the Guarantors shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) The U.K. Borrower and/or any Guarantor is not required to make an increased payment to the Global Administrative Agent or a Lender under this Section 3.5 with respect to Taxes imposed, nor any deductions required, by the United Kingdom in respect of a payment of interest (including any items classified as interest by the relevant taxing authority) on a Loan, if on the date on which the payment falls due:

(a)  the payment could have been made to the relevant Lender without a deduction for Taxes if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(b)  (1) the relevant Lender is a Qualifying Lender solely under sub-paragraph (ii) of the definition of Qualifying Lender; (2) the Board of the Inland Revenue has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a Lender) which relates to that payment and that Lender has received from the U.K. Borrower a certified copy of that Direction; and (3) the payment could have been made to the Lender without any deduction for Tax in the absence of that Direction; or

(c)  the relevant Lender is a Treaty Lender and either (1) neither of the following conditions have been satisfied (A) notice under the relevant Treaty has been given by the United Kingdom Inland Revenue to the U.K. Borrower or the relevant Guarantor authorizing the U.K. Borrower or the relevant Guarantor to make such payment without deduction for Tax or (B) the Global Administrative Agent has obtained provisional authority under the PTR Scheme authorizing the relevant Borrower to make such payment without deduction for Tax and such provisional authority has not been withdrawn or revoked or (2) the U.K. Borrower or the relevant Guarantor is able to demonstrate that the payment could have been made to the Lender without deduction for Tax had that Lender complied with its obligations paragraphs (vii) or (viii) below.

(vii) Each Treaty Lender and the U.K. Borrower shall use reasonable efforts to co-operate in completing any procedural formalities necessary for the U.K. Borrower to obtain authorization to make that payment without a deduction for Tax or allow the relevant Treaty Lender to recover such Taxes where any such payment has been made subject to a deduction for Tax.

(viii) PTR Scheme

(a)  Each Treaty Lender:

(1)  irrevocably appoints the Global Administrative Agent to act as syndicate manager under, and authorizes the Global Administrative Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with this Agreement;

(2)  shall co-operate with the Global Administrative Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Global Administrative Agent such information as the Global Administrative Agent may request in connection with the operation of the PTR Scheme;

(3)  without limiting the liability of the U.K. Borrower under this Agreement, shall, within 30 Business Days of demand, indemnify the Global

Administrative Agent for any liability or loss incurred by the Global Administrative Agent as a result of the Global Administrative Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the Global Administrative Agent’s gross negligence or willful misconduct); and

(4)  agrees to, indemnify the U.K. Borrower and each Guarantor for any Tax or increased Tax or any interest or penalties associated therewith which the U.K. Borrower or such Guarantor becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender which results in a provisional authority issued by the U.K. Inland Revenue under the PTR Scheme being withdrawn.  Payments due under this indemnification shall be made within 30 Business Days of demand by U.K. Borrower or the applicable Guarantor.

(b)  The U.K. Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:

(1)  promptly supply to the Global Administrative Agent such information as the Global Administrative Agent may request in connection with the operation of the PTR Scheme; and

(2)  act in accordance with any provisional notice issued by the U.K. Inland Revenue under the PTR Scheme.

(c)  The Global Administrative Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to the U.K. Borrower.

(d)  All of the parties hereto acknowledge that the Global Administrative Agent:

(1)  is entitled to rely completely upon information provided to it in connection with sub-paragraph (a) or (b) above;

(2)  is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, U.K. Borrower providing such information; and

(3)  shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (a)(1) above.

(e)  In this Clause “PTR Scheme” means the Provisional Treaty Relief scheme as described in Inland Revenue Guidelines dated January 2003 and administered by the Inland Revenue’s Centre for Non-Residents.

(ix) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Syndicated Canadian Bank or the Global Swing Line Lender in respect of Canadian Swing Line Loans to the Canadian Borrower, such Syndicated Canadian Bank or Global Swing Line Lender to the extent it is neither incorporated under the laws of a jurisdiction in Canada nor deemed to be a resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) (each a “Non-Canadian Lender”) agrees that it will deliver to each of the Canadian Borrower and the Global Administrative Agent a certificate of a duly authorized officer of such Non-Canadian Lender to the effect that such Non-Canadian Lender is capable under the provisions of an applicable tax treaty or under the provisions of applicable law of receiving, and enabling the Canadian Borrower under the provisions of the Income Tax Act (Canada) to make, payments of interest or fees with respect to the Syndicated Canadian Loans and Canadian Swing Line Loans to the Canadian Borrower without deduction or withholding of income tax (such certificate, a “Canadian Exemption Certificate”).  Each Non-Canadian Lender further undertakes to deliver to each of the Canadian Borrower and the Global Administrative Agent a replacement certificate of a duly authorized officer of such Non-Canadian Lender before or promptly upon the occurrence of any event requiring a change in the Canadian Exemption Certificate so delivered by it.  All certificates described in the preceding sentences shall certify that such Non-Canadian Lender is entitled to receive interest or fees under this Agreement or the Syndicated Canadian Addendum without deduction or withholding of any applicable income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such certificates inapplicable or which would prevent such Non-Canadian Lender from duly completing and delivering any such certificate with respect to it and such Non-Canadian Lender advises the Canadian Borrower and the Global Administrative Agent that it is not capable of receiving payments without any deduction or withholding of applicable income tax.

(x) For any period during which a Non-Canadian Lender has failed to provide the Canadian Borrower with an appropriate Canadian Exemption Certificate as required pursuant to clause (ix) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a Canadian Exemption Certificate originally was required to be provided), such Non-Canadian Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the applicable jurisdiction in Canada; provided that, should a Non-Canadian Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a Canadian Exemption Certificate required under clause (ix), above, the Canadian Borrower shall take such steps as such Non-Canadian Lender shall reasonably request to assist such Non-Canadian Lender to recover such Taxes.  In addition, neither any Syndicated Canadian Bank nor the Global Swing Line Lender shall be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the applicable jurisdiction in Canada other than indemnity obligations under this Section 3.5 arising out of a change after the Closing Date in any applicable treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority.

(xi) If a Borrower or Guarantor pays an amount under this Section 3.5, or is required to make a deduction or withholding in relation to a payment hereunder or under any Note and account for the same to the relevant tax authority, which gives or may give rise to a Tax Credit for the recipient of that payment (the “Recipient”), the Recipient shall, promptly upon utilisation or receipt of such Tax Credit, pay an amount to such Borrower or the relevant Guarantor which will leave it (after that payment) in the same after-Tax position as it would have been in had the original amount paid under this Section 3.5 (or withheld or deducted pursuant to applicable law) not been required to have been made, withheld or deducted; provided that nothing in this clause (xi) shall require any Lender to make available its tax return (or any other information relating to its taxes which it deems confidential).

(xii) If (i) a Lender or the Global Administrative Agent assigns, transfers or sells all or any portion of its rights and/or delegates all or any portion of its obligations under this Agreement and the other Loan Documents (but excluding any participations and other transfers pursuant to Section 2.2(E)) or changes its Lending Installation for the purposes of this Agreement, and (ii) as a direct result of circumstances existing at the date of the assignment, transfer, sale, delegation or change, any Borrower or Guarantor would be obliged to pay any incremental amount under this Section 3.5, then the transferee or Lender acting through its new Lending Installation shall only be entitled to receive payment under this Section 3.5 to the same extent that the previous Lender or the Lender acting through its previous Lending Installation would have been entitled if no such transaction had taken place.  If a Lender sells a participation in all or any part of its rights or obligations under this Agreement and the other Loan Documents, the participant shall only be entitled to receive payment under this Section 3.5 to the extent that the Lender selling the participation would have been entitled if no such participation had taken place.  Notwithstanding the foregoing or anything else contained in this Section 3.5, in the event of a participation or transfer pursuant to Section 2.2(E), the participant shall be entitled to the indemnification under Sections 3.5(i) and 3.5(iii) in respect of any payments received pursuant to such participation or transfer.

(xiii) Where this Agreement or any Note requires the relevant Borrower or Guarantor to reimburse a Lender or the Global Administrative Agent for any costs or expenses, such Borrower or Guarantor shall also at the same time pay and indemnify the relevant Lender or the Global Administrative Agent (as applicable) against all United Kingdom value added tax (“VAT”) incurred by such Lender or the Global Administrative Agent (as applicable) in respect of the costs or expenses to the extent that such Lender or the Global Administrative Agent (as applicable) reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of VAT.

3.6  Mitigation; Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the relevant Borrower or the Guarantors to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not materially disadvantageous to such Lender.  Each Lender requiring compensation pursuant to this Article III shall use its reasonable efforts to notify the relevant Borrower and the Global Administrative Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than one hundred and twenty (120) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive.  Any demand for compensation pursuant to this Article III shall be in writing and shall state the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount.  Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the applicable fixed rate of interest with respect to such Loan, whether in fact that is the case or not.  The obligations of the Borrowers and the Guarantors under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7  Non-U.S. Reserve Costs or Fees.  If, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof and outside of England and Wales or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than any Tax), and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans to any Foreign Borrower or its Commitment, Swing Line Commitment or Syndicated Canadian Commitment to any Borrower or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans to any Foreign Borrower or Commitment, Swing Line Commitment or Syndicated Canadian Commitment to any Foreign Borrower, then, within 15 days of demand by such Lender, such Foreign Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.8  Replacement of Affected Lenders.  If, any Lender requests compensation under Section 3.1, 3.2 or 3.7, or if any Borrower is required to pay any additional amount pursuant to Section 3.5, or if any Lender defaults in its obligation to fund Loans hereunder, then the U.S. Borrower may, at its sole expense and effort, upon notice to such Lender and the Global Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all its interests, rights and obligations under this Agreement (other than any outstanding Bid Rate Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of an assignment to an assignee which is not a Lender, the U.S. Borrower shall have received the prior written consent of the Global Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Bid Rate Loans) and participations in the relevant Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the U.S. Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Sections 3.1, 3.2 or 3.7 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments with respect to the assignee Lender.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the U.S. Borrower to require such assignment and delegation cease to apply.

ARTICLE IV  CONDITIONS PRECEDENT

4.1  Initial Loans.  This Agreement shall not become effective nor shall the Lenders be required to make the initial Loans unless the initial Borrowers shall have (a) paid all fees required to be paid in connection with the execution of this Agreement, (b) furnished to the Global Administrative Agent, with sufficient copies (other than in the case of any Notes) for each of the Lenders, such documents as the Global Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit D to this Agreement and (c) delivered evidence reasonably satisfactory to the Global Administrative Agent of the payment of all principal, interest, fees and premiums, if any, on all Indebtedness under the Existing Credit Agreements, and the termination of the applicable agreements relating thereto, all taking effect concurrently with the effectiveness of this Agreement.

4.2  Each Loan.  Except as expressly provided in Sections 2.2(E), 2.9.1(d), 2.9.2(e) 2.9.2(f), and 2.9.3(d), no Lender shall be required to make any Loan unless on the applicable Borrowing Date:

(i)  there exists no Default or Unmatured Default; and

(ii)  the representations and warranties contained in Article V are true and correct as of such Borrowing Date, except for representations and warranties made with reference solely to an earlier date, which representations and warranties shall be true and correct as of such earlier date; provided, that the representation set forth in Section 5.5 shall be deemed to be made only (1) on and as of the Closing Date, (2) on and as of each date (if any) on which the Lenders agree to extend the Termination Date and (3) on and as of the effective date of any increase in the Commitments (if any).

Each Borrowing Notice with respect to each Loan or Advance shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(i) and (ii) will have been satisfied as of the date of such Loan or Advance.

4.3  Initial Advance to the Canadian Borrower.  No Syndicated Canadian Bank shall be required to make any Syndicated Canadian Loans to the Canadian Borrower unless the Canadian Borrower has furnished or caused to be furnished to the Global Administrative Agent with sufficient copies for the Syndicated Canadian Banks:

(A)  The Syndicated Canadian Addendum and the Assumption Letter executed and delivered by the Canadian Borrower and, if requested by the Global Administrative Agent, containing the written consent of the U.S. Borrower thereon.

(B)  Copies of the Certificate of Incorporation (or other comparable constituent document) of the Canadian Borrower, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization.

(C)  Copies, certified by the Secretary or Assistant Secretary of the Canadian Borrower, of its By-Laws (or other comparable governing document) and of its Board of Directors’ (or comparable governing body’s) resolutions (and resolutions of other bodies, if any are deemed necessary by the Global Administrative Agent) approving the Assumption Letter and Syndicated Canadian Addendum.

(D)  An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of the Canadian Borrower, which shall identify by name and title and bear the signature of the officers of the Canadian Borrower authorized to sign the Assumption Letter, Syndicated Canadian Addendum and the other documents to be executed and delivered by the Canadian Borrower hereunder, upon which certificate the Global Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the U.S. Borrower or the Canadian Borrower.

(E)  An opinion of counsel to the Canadian Borrower, in a form reasonably acceptable to the Global Administrative Agent and its counsel.

(F)  Promissory notes payable to each of the Syndicated Canadian Banks requesting promissory notes;

(G)  Such other instruments, documents or agreements as the Global Administrative Agent or its counsel may reasonably request, all in form and substance reasonably satisfactory to the Global Administrative Agent and its counsel.

ARTICLE V  REPRESENTATIONS AND WARRANTIES

In order to induce the Global Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers, each of the Borrowers and, solely in the case of the representation and warranty set forth in Section 5.4 hereof, each of the Companies represents and warrants as follows to each Lender and the Global Administrative Agent as of the Closing Date and thereafter on each date as required by Section 4.2:

5.1  Corporate Existence and Standing.  Each of the Companies and each of their respective Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to be in good standing or authorized to conduct business in any jurisdiction could not, when taken together with all similar failures, reasonably be expected to have a Material Adverse Effect.

5.2  Authorization and Validity.  Each of the Companies has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is party and to perform its obligations thereunder.  The execution and delivery by each of the Companies of the Loan Documents to which it is party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and each Loan Document to which any Company is party constitutes the legal, valid and binding obligation of such Companies, as applicable, enforceable against such Companies, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.

5.3  No Conflict.  Neither the execution and delivery by each of the Companies of the Loan Documents to which it is party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Company or any of their Subsidiaries or any Company’s or any of their Subsidiaries’ articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement to which any Company or any of their Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of any of the Companies or any of their Subsidiaries pursuant to the terms of any such indenture, instrument or agreement which violation, conflict or imposition could reasonably be expected to have a Material Adverse Effect.

5.4  Financial Statements.  The December 31, 2003, consolidated financial statements of HDFS and its consolidated Subsidiaries and of Harley and its Subsidiaries, previously delivered to certain of the Lenders, were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition of HDFS and its consolidated Subsidiaries and Harley and its consolidated Subsidiaries, as applicable, at the date thereof and the consolidated results of their operations for the period then ended.  The consolidated financial statements of HDFS and its Subsidiaries dated as of June 30, 2004, previously delivered to certain of the Lenders, were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition of HDFS and its Subsidiaries at the date thereof and the consolidated results of their operations for the six-month period then ended, subject to normal year-end adjustments.

5.5  Material Adverse Change.  From December 31, 2003 up to the Closing Date, there has been no event, development or circumstance which could reasonably be expected to have a Material Adverse Effect.

5.6  Taxes.  Except as described on Schedule 5.6 hereto, all material tax returns required to be filed by any of the Companies or their respective Subsidiaries in any jurisdiction have, in fact, been filed, all such tax returns have been prepared in accordance with applicable laws, and all taxes, assessments, fees and other governmental charges upon the Companies or any of their Subsidiaries or upon any of their respective properties, income or franchises, which are shown on such returns have been paid except to the extent such tax payments are being contested in good faith by appropriate proceedings or with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles.  For all taxable years ending on or before December 31, 2001, the United States Federal income tax liability and the United Kingdom corporation tax liability of the Companies and their respective Subsidiaries has been satisfied and, in the case of United States federal income tax, either the period of limitations on assessment of additional United States Federal income tax has expired or the applicable Company or the applicable Subsidiary has entered into an agreement with the IRS closing conclusively the total tax liability for the taxable year.

5.7  Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any of the Companies or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.8  Subsidiaries.  Schedule 5.8 hereto contains an accurate list as of the Closing Date of all of the Subsidiaries of each of the Companies, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Companies or their Subsidiaries.  All of the issued and outstanding shares of capital stock of the Subsidiaries reflected on Schedule 5.8 hereto have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens, except Liens permitted under Section 6.3(B).

5.9  ERISA.  The Unfunded Liabilities of all Benefit Plans are not such that the ongoing funding of such obligations in accordance with ERISA and the Code could reasonably be expected to cause a Material Adverse Effect.  None of the Companies nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in each case, which could reasonably be expected to have a Material Adverse Effect.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Benefit Plan, none of the Companies or any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan in each case, which could reasonably be expected to have a Material Adverse Effect.

5.10  Accuracy of Information.  As of the Closing Date, (i) the information, exhibits and reports furnished by or on behalf of Harley, the Companies and any of their Subsidiaries to the Global Administrative Agent or to any Lender in connection with the negotiation or preparation of the initial Loan Documents, including, without limitation, the Confidential Information Memorandum, if any, prepared in connection herewith, (ii) the representations and warranties of the Companies and their Subsidiaries contained in the initial Loan Documents, and (iii) all certificates and documents delivered on or prior to the Closing Date to the Global Administrative Agent and the Lenders pursuant to the terms thereof do not in each case contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

5.11  Securities Activities.  None of the Companies nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

5.12  Material Agreements.  None of the Companies nor any of their Subsidiaries is a party to any agreement or instrument or subject to any charter or other contractual or corporate restriction which will have or is reasonably likely to have a Material Adverse Effect.  None of the Companies nor any of their Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or are not reasonably likely to have a Material Adverse Effect.

5.13  Compliance with Laws.  Each of the Companies and their Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

5.14  Assets and Properties.  Each Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets) except to the extent failure to have such good and marketable title could not reasonably be expected to have a Material Adverse Effect, and all such assets and property are free and clear of all Liens, except Liens permitted under Section 6.3(B).

5.15  Statutory Indebtedness Restrictions.  None of the Companies, nor any of their Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness.

5.16  Foreign Employee Benefit Matters.  Each Foreign Employee Benefit Plan is in compliance in all respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plan, except for any non-compliance the consequences of which, in the aggregate, would not result in a Material Adverse Effect.  The aggregate of the accumulated benefit obligations under all Foreign Pension Plans does not exceed the current fair market value of the assets held in the trusts or similar funding vehicles for such Foreign Pension Plans or reasonable reserves have been established in accordance with prudent business practices or as required by Agreement Accounting Principles with respect to any shortfall.  With respect to any Foreign Employee Benefit Plan maintained or contributed to by any of the Companies or any other member of its Controlled Group (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Employee Benefit Plan is maintained.

ARTICLE VI  COVENANTS

Each of the Companies covenants and agrees that so long as any Commitments or Syndicated Canadian Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity and reimbursement obligations to the extent such obligations have not accrued), unless the Required Lenders shall otherwise give prior written consent, to comply with the following:

6.1  Reporting.  The Companies shall:

(A)  Financial Reporting. Furnish to the Global Administrative Agent for distribution or electronic posting to each Lender:

(i)  Quarterly Reports.  As soon as practicable, and in any event within sixty (60) days after the end of each of the first three fiscal quarters in each fiscal year, the consolidated balance sheet of Harley and the consolidated balance sheet of the

Companies and their Subsidiaries as at the end of such period and the related consolidated statements of income, operations and retained earnings (deficit) of Harley and the consolidated statements of income or operations, retained earnings (deficit) and cash flow of each of the Companies and their Subsidiaries for such fiscal quarter, for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and with comparative information for the preceding fiscal year, certified by the chief financial officer or treasurer of the U.S. Borrower on behalf of Harley and the Companies as fairly presenting in all material respects the consolidated financial position of Harley and the consolidated financial position of the Companies and their Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year end adjustments.

(ii)  Annual Reports.  As soon as practicable, and in any event within one hundred and five (105) days after the end of each fiscal year, (a) the consolidated balance sheet of Harley and the consolidated balance sheet of each of the Companies and their consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, operations, retained earnings (deficit) and cash flow, and the notes thereto, of Harley and the related consolidated statements of income, operations and retained earnings, and the notes thereto, of each of the Companies and their consolidated Subsidiaries for such fiscal year and, in comparative form the corresponding figures for the previous fiscal year and (b) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of Harley, each of the Companies and their Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii)  Officer’s Certificate.  Together with each delivery of any financial statement pursuant to clauses (i) and (ii) of this Section 6.1(A), (a) an Officer’s Certificate of the U.S. Borrower, substantially in the form of Exhibit E attached hereto and made a part hereof, stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) a Compliance Certificate, substantially in the form of Exhibit F attached hereto and made a part hereof, signed by the U.S. Borrower’s chief financial officer or treasurer, setting forth calculations which demonstrate compliance with the provisions of Section 6.4.

(B)  Notice of Default.  Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of any of the Companies obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Global Administrative Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to any of the Companies or any of their Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.1(e), deliver to the Global Administrative Agent and the Lenders an Officer’s

Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Companies have taken, are taking and propose to take with respect thereto.

(C)  Other Information.  Promptly upon receiving a request therefor from the Global Administrative Agent, prepare and deliver to the Global Administrative Agent and the Lenders such other information with respect to the business, Property, prospects, condition (financial or otherwise) or results of operations of any of the Companies and their Subsidiaries as from time to time may be reasonably requested by the Global Administrative Agent.

6.2  Affirmative Covenants.

(A)  Existence, Etc.  Each of the Companies shall, and shall cause each of its respective Subsidiaries to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(B)  Powers.  Each of the Companies shall, and shall cause each of its respective Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or is reasonably likely to have a Material Adverse Effect.

(C)  Compliance with Laws, Etc.  Each of the Companies shall, and shall cause its respective Subsidiaries to, (a) comply, and cause its Plans to comply, with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all material permits, licenses and franchises required for its operations and maintain such permits in good standing, in each case, except to the extent such failure to comply or failure to obtain could not reasonably be expected to have a Material Adverse Effect.

(D)  Payment of Taxes and Claims.  Each of the Companies shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or Property before any material penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 6.3(B)) upon any of such Person’s Property or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted or if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

(E)  Insurance.  Each of the Companies shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect insurance policies and programs providing coverage that is reasonably consistent with prudent industry practice.

(F)  Inspection of Property; Books and Records; Discussions.  (i)  If a Default has occurred and is continuing, each of the Companies shall permit, and cause each of the their respective Subsidiaries to permit, any authorized representative(s) designated by the Global Administrative Agent to visit and inspect any of the properties of such Persons, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby, and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested; provided, however, in the case of any meeting or discussion with the independent auditors of the Companies, the Companies shall have the right to have their representatives present at any such meeting.  (ii)  Each of the Companies shall keep and maintain, and cause each of its respective Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.  (iii)  If a Default has occurred and is continuing, the Companies, upon the Global Administrative Agent’s request, shall turn over copies of any such records to the Global Administrative Agent or its representatives.

(G)  Maintenance of Property.  Each of the Companies shall cause all Property used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in adequate condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

(H)  Use of Proceeds.  Each Borrower shall use the proceeds of the Loans to provide funds for the working capital needs and other general corporate purposes of such Borrower and its Subsidiaries and to repay outstanding Indebtedness (including, without limitation, maturing commercial paper).  No Borrower will, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “Margin Stock” or to make any Acquisition other than an Acquisition permitted under the terms of Section 6.3(C).

(I)  Maintenance of Rights.  Each of the Companies shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, permits other similar rights necessary for the operation of its business, except where the failure to obtain or maintain such rights does not have and could not reasonably be expected to have a Material Adverse Effect.

6.3  Negative Covenants.

(A)  Indebtedness. The Companies shall not and shall not permit any of their Subsidiaries to directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(1)  the Obligations and, in the case of the Guarantors, the guaranty of the Obligations;

(2)  (a) Subordinated Indebtedness and (b) Indebtedness arising from intercompany loans; provided if the obligor on such Indebtedness under this clause (b) is one or more of the Companies (whether directly or through Contingent Obligations), such Indebtedness shall be subordinated to the Obligations pursuant to the subordination terms attached as Schedule 6.3 (“Subordinated Intercompany Indebtedness”);

(3)  Customary Permitted Contingent Obligations;

(4)  Contingent Obligations which are included in the calculation of Consolidated Debt;

(5)  unsecured Indebtedness of one or more of the Companies and other liabilities of one or more of the Companies incurred in the ordinary course of business and consistent with past practice, but not incurred through the borrowing of money or the obtaining of credit (other than customary trade terms);

(6)  other unsecured Indebtedness of one or more of the Companies included in the calculation of Consolidated Debt;

(7)  secured Indebtedness of one or more of the Companies included in the calculation of Consolidated Debt, provided that in connection therewith the Obligations of the Companies hereunder shall be secured equally and ratably with (or, at the option of the U.S. Borrower, prior to) such Indebtedness, so long as such Indebtedness shall be so secured pursuant to collateral trust or intercreditor agreements reasonably acceptable to the Global Administrative Agent;

(8)  unsecured Hedging Obligations; and

(9)  other secured Indebtedness of one or more of the Companies in an aggregate outstanding principal amount thereof not at any time in excess of ten percent (10%) of (a) Consolidated Equity of HDFS and its Subsidiaries minus (b) Subordinated Indebtedness (to the extent included in the definition of Consolidated Equity);

provided that, immediately after giving effect to the creation, issuance, assumption, guarantee or incurrence of any such Indebtedness, the Companies are in compliance with the terms of Section 6.4.

(B)  Liens.  None of the Companies nor any of their Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets except:

(i)            Permitted Existing Liens;

(ii)           Customary Permitted Liens;

(iii)          Liens (A) consisting of sales, assignments, pledges or other transfers of Finance Receivables in connection with a Permitted Finance Receivables Securitization, and (B) on Finance Receivables and on any interest in Finance Receivables retained by any of the Companies or their Subsidiaries (including a Finance Receivables Subsidiary), whether directly or through the ownership of a certificate or other interest in a trust, provided to secure Permitted Securitization Recourse Obligations of any of the Companies or their Subsidiaries;

(iv)          Liens to secure Indebtedness incurred pursuant to clause (7) of Section 6.3(A) provided the other terms and conditions of such clause have been met; and

(v)           Liens to secure Indebtedness permitted pursuant to clause (9) of Section 6.3(A).

(C)  Conduct of Business; Acquisitions.  None of the Companies nor any of their Subsidiaries shall engage in any business other than (1) the businesses engaged in by them on the date hereof and any business or activities which are substantially similar, related or incidental thereto, (2) the origination or acquisition of Finance Receivables and (3) engaging in Permitted Finance Receivables Securitizations and other sales, assignments and transfers of Finance Receivables.  The Companies shall not and shall not permit any of their Subsidiaries to consummate any Acquisition other than a Permitted Acquisition.

(D)  Restriction on Fundamental Changes.  None of the Companies nor any of their Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither HDFS nor the U.S. Borrower shall convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of any such Person’s business or Property, whether now or hereafter acquired; provided that (1) in the event any Foreign Borrower conveys, sells, transfers or otherwise disposes of, in one transaction or series of transactions, all or substantially all of any such Person’s business or Property, such Foreign Borrower must have been terminated as a Borrower in accordance with Section 2.22 and (2) any Subsidiary (i) may merge with or liquidate into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation, (ii) that is not a Borrower may merge into any Guarantor in a transaction in which the surviving entity is a Guarantor, (iii) that is not a Borrower or a Guarantor may merge into any Subsidiary that is not a Borrower or a Guarantor or any Person that becomes a Guarantor simultaneously with such merger, (iv) that is not a Borrower or a Guarantor may merge into any other Person in connection with a Permitted Acquisition, (v) that is not a Borrower or a Guarantor may liquidate or dissolve if the U.S. Borrower determines in good faith that such liquidation or dissolution is in the best interests of the U.S. Borrower and is not materially disadvantageous to the Lenders.

(E)  Margin Regulations.  No Borrower shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

(F)  Fiscal Year.  HDFS shall not change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

(G)  Amendments to Support Agreement.  None of the Companies will allow or suffer to exist any amendment, supplement or other modification to the Support Agreement without the prior written consent of the Required Lenders.

6.4  Financial Covenants.  The Companies shall comply with the following:

(A)  Defined Terms for Financial Covenants.  The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

“Consolidated Debt” means, at any time, all Indebtedness of HDFS and its consolidated Subsidiaries as reflected in the most recent consolidated balance sheet of HDFS in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts (i) Subordinated Indebtedness and (ii) Subordinated Intercompany Indebtedness.

“Consolidated Equity” means and refers to, as of the end of any period of determination, the sum, without duplication, of (i) Consolidated Tangible Net Worth of HDFS, (ii) preferred stock and (iii) Subordinated Indebtedness.

“Consolidated Tangible Net Worth” of HDFS means its consolidated shareholder’s equity net of intangible assets, as shall be determined in accordance with Agreement Accounting Principles.

“Leverage Ratio” will mean the ratio of (a) Consolidated Debt to (b) Consolidated Equity.

“Subordinated Indebtedness” will mean Indebtedness of HDFS or its Subsidiaries, whether direct or indirect, to non-affiliated Persons which is subordinated to the Obligations on a basis acceptable to the Global Administrative Agent.

(B)  Minimum Consolidated Tangible Net Worth.  HDFS will at all times maintain a minimum Consolidated Tangible Net Worth of $300,000,000.

(C)  Maximum Leverage Ratio.  The Companies shall not permit the Leverage Ratio of HDFS and its consolidated Subsidiaries at any time to exceed 9.00 to 1.00.

ARTICLE VII  DEFAULTS

7.1  Defaults.  Each of the following occurrences shall constitute a Default under this Agreement:

(a)  Failure to Make Payments When Due.  Any Borrower (i) shall fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within five (5) days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(b)  Breach of Certain Covenants.  Any of the Companies shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Section 6.1(A), 6.1(B), 6.2(F)(i), 6.2(F)(iii), 6.2(H), 6.3, or 6.4.

(c)  Breach of Representation or Warranty.  Any representation or warranty made or deemed made by any Company to the Global Administrative Agent or any Lender herein or by any Company or any of their Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(d)  Other Defaults.  Any of the Companies shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (a), (b) or (c) of this Section 7.1), or any of the Companies or any of their Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for twenty (20) days after notice thereof has been given by the Global Administrative Agent to any of the Companies.

(e)  Default as to Other Indebtedness.  Any of HDFS, any Borrower or any Material Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than the Obligations) the outstanding principal amount of which Indebtedness is in excess of $50,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that any of HDFS, any Borrower or any such Material Subsidiary offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by any of HDFS, any Borrower or any such Material Subsidiary (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(f)  Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)  An involuntary case shall be commenced against any of Harley, HDFS, any Borrower or any Material Subsidiary and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any such Person in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii)  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of Harley, HDFS, any Borrower or any Material Subsidiary or over all or a substantial part of the Property of any such Person shall be entered or any analogous procedure or step is taken in any jurisdiction; or an interim receiver, trustee or other custodian of any such Person or of all or a substantial part of the Property of any such Person shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any such Person shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(g)  Voluntary Bankruptcy; Appointment of Receiver, Etc.  Any of Harley, HDFS, any Borrower or any Material Subsidiary shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property, (iv) make any assignment or arrangement for the benefit of creditors, (v) take any corporate, partnership or comparable action to authorize any of the foregoing or (vi) take any procedure or step in relation to any analogous proceedings in any jurisdiction.

(h)  Judgments and Attachments.  Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process in any jurisdiction against any of Harley, HDFS, any Borrower or any Material Subsidiary or any of their respective assets involving in any single case or in the aggregate an amount in excess of $50,000,000 is (are) entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

(i)  Dissolution.  Any order, judgment or decree shall be entered against Harley, HDFS, any Borrower or any Material Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or any such Person shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(j)  Loan Documents.  At any time, for any reason, any Loan Document ceases to be in full force and effect or Harley, any Company or any of their Subsidiaries party thereto seeks to repudiate its obligations thereunder.

(k)  ERISA Default Event.  Any ERISA Default Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Default Events that have occurred and have not been remedied, could reasonably be expected to result in liability in excess of 15% of the Consolidated Tangible Net Worth of the Companies and their Subsidiaries.

(l)  Change of Control.  A Change of Control shall occur.

(m)  Guaranty Default.  Any Guarantor shall terminate, revoke, refuse to perform or otherwise breach any its guaranty and other obligations contained in Article XII, or such guaranty shall otherwise become unenforceable for any reason.

(n)  Support Agreement Default.  Harley shall terminate, revoke, refuse to perform or otherwise breach any of its obligations contained in the Support Agreement or such Support Agreement or any part thereof shall otherwise become unenforceable for any reason.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 8.3.

ARTICLE VIII  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

8.1  Remedies

(a)  Termination of Commitments; Acceleration.  If any Default described in Section 7.1(f), 7.1(g) or 7.1(i) occurs with respect to any Borrower, the obligations of the Lenders to make Loans (including without limitation Syndicated Canadian Loans) hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Global Administrative Agent or any Lender.  If any other Default occurs, the Required Lenders may (i) terminate the obligations of the Lenders to make Loans (including without limitation Syndicated Canadian Loans) hereunder or (ii) declare the Obligations to be due and payable, or both, and upon any declaration under clause (ii), the Commitments shall terminate and the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower expressly waives.

(b)  Rescission.  If, at any time after termination of the Lenders’ obligations to make Loans but before acceleration of the maturity of the Loans, the relevant Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Defaults and Unmatured Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 8.3, then upon the written consent of the Required Lenders and written notice to the U.S. Borrower, the termination of Lenders’ respective obligations to make Loans or the aforesaid acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or Unmatured Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Required Lenders; they are not intended to benefit any Borrower and do not give any Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or any acceleration hereunder, even if the conditions set forth herein are met.

8.2  Defaulting Lender.  In the event that any Lender fails to fund its Pro Rata Share or Syndicated Canadian Pro Rata Share (as applicable) of any Syndicated Global Advance or

Syndicated Canadian Advance requested or deemed requested by the applicable Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Lender’s cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Global Administrative Agent by any Borrower and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the applicable Borrower by the Global Administrative Agent (“Cure Loans”) on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations.  Notwithstanding anything in this Agreement to the contrary:

(i)  the foregoing provisions of this Section 8.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.8;

(ii)  any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Syndicated Global Advance or Syndicated Canadian Pro Rata Share of any Syndicated Canadian Advance at such time as an amount equal to such Lender’s original Pro Rata Share or Syndicated Canadian Pro Rata Share (as applicable) of the requested principal portion of such Advance is fully funded to the applicable Borrower, whether made by such Lender itself or by operation of the terms of this Section 8.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(iii)  amounts advanced to any Borrower to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Syndicated Global Advance or Syndicated Canadian Pro Rata Share of any Syndicated Canadian Advance shall be redenominated in the relevant currency and shall bear interest at the rate applicable to Syndicated Global Loans which are Base Rate Loans or Syndicated Canadian Loans which are Canadian Prime Rate Loans (as applicable), in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans or Canadian Prime Rate Loans (as applicable);

(iv)  regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of any Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Base Rate Loans or Canadian Prime Rate Loans shall be applied first, ratably to all Base Rate Loans or Canadian Prime Rate Loans (as applicable) constituting Non Pro Rata Loans, second, ratably to Base Rate Loans or Canadian Prime Rate Loans (as applicable)  other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans or Canadian Prime Rate Loans (as applicable) constituting Cure Loans;

(v)  for so long as and until the earlier of any such Lender’s cure of the failure to fund its Pro Rata Share of any Syndicated Global Advance or Syndicated Canadian Pro Rata Share of any Syndicated Canadian Advance and the termination of the Commitments or Syndicated Canadian Commitments (as applicable), (1) the term

“Required Lenders” for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Share of such Advance have not been so cured) whose Pro Rata Shares represent greater than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders and (2) the term “Required Syndicated Canadian Banks” for purposes of this Agreement shall mean Syndicated Canadian Banks (excluding all Syndicated Canadian Banks whose failure to fund their respective Syndicated Canadian Pro Rata Share of such Advance have not been so cured) whose Syndicated Canadian Pro Rata Shares represent greater than fifty-one percent (51%) of the aggregate Syndicated Canadian Pro Rata Shares of such Syndicated Canadian Banks; and

(vi)  for so long as and until any such Lender’s failure to fund its Pro Rata Share of any Syndicated Global Advance or Syndicated Canadian Pro Rata Share of any Syndicated Canadian Advance is cured in accordance with Section 8.2(ii), such Lender shall not be entitled to any fees with respect to its Commitment or Syndicated Canadian Commitment (as applicable), which fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share or Syndicated Canadian Pro Rata Share (as applicable) of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Commitments or Syndicated Canadian Commitments (as applicable).

8.3  Amendments.  Subject to the provisions of this Article VIII, the Required Lenders (or the Global Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that (a) no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(i)  postpone or extend the Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender (except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof);

(ii)  reduce the principal amount of any Loans, or reduce the rate or extend the time of payment of interest or fees thereon or other amounts payable hereunder;

(iii)  reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders”, “Required Syndicated Canadian Banks”, “Pro Rata Share” or “Syndicated Canadian Pro Rata Share”;

(iv)  increase the amount of the Commitment of any Syndicated Global Lender or the Syndicated Canadian Commitment of any Syndicated Canadian Bank or increase any Lender’s Pro Rata Share or any Syndicated Canadian Bank’s Syndicated Canadian Pro Rata Share;

(v)  permit any Borrower to assign its rights under this Agreement;

(vi)  notwithstanding anything to the contrary in the Support Agreement, release Harley from any of its obligations under the Support Agreement or otherwise terminate the Support Agreement;

(vii)  release any Guarantor;

(viii)  alter the manner in which payments or prepayments of principal, interest or other amounts under the Loan Documents shall be applied as among the Lenders;

(ix)  amend this Section 8.3;

and (b) any supplemental agreement amending or modifying any provision of the Syndicated Canadian Addendum only requires the written consent of the Canadian Borrower, the Required Syndicated Canadian Banks and the Global Administrative Agent.

No amendment of any provision of this Agreement relating to the Global Administrative Agent shall be effective without the written consent of the Global Administrative Agent.  No amendment of any provision of this Agreement relative to the Global Swing Line Lender shall be effective without the written consent of the Global Swing Line Lender.  No amendment of any provision of this Agreement relative to the Global Administrative Agent shall be effective without the written consent of the Global Administrative Agent.  The Global Administrative Agent may waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders or Borrowers.

8.4  Preservation of Rights.  No delay or omission of the Lenders or the Global Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Global Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX  GENERAL PROVISIONS

9.1  Survival of Representations.  All representations and warranties of the relevant Companies contained in this Agreement shall survive delivery of any Notes and the making of the Loans herein contemplated.

9.2  Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3  Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4  Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Companies, the Global Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Companies, the Global Administrative Agent and the Lenders relating to the subject matter thereof.

9.5  Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other.  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6  Expenses; Indemnification.

(A)  Expenses.  The Borrowers shall reimburse the Global Administrative Agent, the Global Swing Line Lender and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for each such Person, which attorneys and paralegals may be employees of such Persons) paid or incurred by such Persons in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrowers also agree to reimburse the Global Administrative Agent, the Global Swing Line Lender and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for each such Person, which attorneys and paralegals may be employees of such Persons) paid or incurred by each such Person in connection with the collection of the Obligations and enforcement of the Loan Documents; provided that the Borrowers shall not be obligated to so reimburse for more than one law firm (and, in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Global Administrative Agent and more than one law firm (and, in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Lenders in connection with such collection or enforcement.

(B)  Indemnity.  Each of the Borrowers further agrees to defend, protect, indemnify, and hold harmless the Global Administrative Agent, the Global Swing Line Lender, the Arrangers, each and all of the Lenders, and each of their respective Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i)  this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans hereunder, the management of such Loans or the use or intended use of the proceeds of the Loans; or

(ii)  any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Companies, their Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of the Companies or their Subsidiaries, the presence of asbestos-containing materials at any respective Property of the Companies or their Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, no Borrower shall have any obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or Gross Negligence of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction.  If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C)  Waiver of Certain Claims; Settlement of Claims.  Each of the Companies further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages.  No settlement shall be entered into by any Company or any of their Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement or the other Loan Documents (whether or not the Global Administrative Agent, any Lender, the Global Swing Line Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

(D)  Survival of Agreements.  The obligations and agreements of the Companies under this Section 9.6 shall survive the termination of this Agreement.

9.7  Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Global Administrative Agent with sufficient counterparts so that the Global Administrative Agent may furnish one to each of the relevant Lenders.

9.8  Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9  Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10  Nonliability of Lenders.  The relationship among the Companies and the Lenders, the Global Swing Line Lender and the Global Administrative Agent shall be solely that of borrower or guarantor and lender.  Neither the Global Administrative Agent, nor the Global Swing Line Lender nor any Lender shall have any fiduciary responsibilities to any of the Companies.  Neither the Global Administrative Agent, nor any Lender, nor the Global Swing Line Lender undertakes any responsibility to any of the Companies to review or inform any of the Companies of any matter in connection with any phase of any of the Companies’ business or operations.

9.11  CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS.

9.12  WAIVER OF JURY TRIAL.  EACH OF THE COMPANIES, THE GLOBAL ADMINISTRATIVE AGENT, THE GLOBAL SWING LINE LENDER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.  EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.13  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the other Loan Documents.

9.14  USA PATRIOT ACT.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

ARTICLE X  THE GLOBAL ADMINISTRATIVE AGENT

10.1  Appointment; Nature of Relationship. JPMorgan Chase Bank is appointed by the Lenders (each reference in this Article X to a Lender being in its capacity either as a Lender or the Global Swing Line Lender, or any or all of the foregoing) as the Global Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Global Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Global Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Global Administrative Agent”, it is expressly understood and agreed that the Global Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Global Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Global Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders agrees to assert no claim against the Global Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

10.2  Powers.  The Global Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Global Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Global Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Global Administrative Agent.  The Global Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Global Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Global Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Global Administrative Agent.  Without limiting the foregoing, the Global Administrative Agent hereby agrees to provide the notice contemplated by Section 7.1(d) if so requested by the Required Lenders.

10.3  General Immunity.  Neither the Global Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any of the Borrowers or Lenders for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (i) the Gross Negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents.

10.4  No Responsibility for Loans, Creditworthiness, Recitals, Etc.  Neither the Global Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.  The Global Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Harley, any guarantor of any or all of the Obligations, any Company or any of their Subsidiaries.

10.5  Action on Instructions of Lenders.  The Global Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (except with respect to actions that require the consent of all of the Lenders as provided in Section 8.3), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes.  The Global Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6  Employment of the Global Administrative Agent and Counsel.  The Global Administrative Agent may execute any of their respective duties hereunder and under any other Loan Document by or through employees, agents, affiliates and attorneys-in-fact, and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Global Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement among the Global Administrative Agent and the Lenders and all matters pertaining to the Global Administrative Agent’s duties hereunder and under any other Loan Document.

10.7  Reliance on Documents; Counsel. The Global Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Global Administrative Agent, which counsel may be employees of the Global Administrative Agent.

10.8  The Global Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Global Administrative Agent ratably in proportion to their respective Pro Rata Shares (determined at the time such indemnity is sought) (i) for any amounts not reimbursed by any Borrower for which the Global Administrative Agent is entitled to reimbursement or indemnification by any Borrower under the Loan Documents, (ii) for any other expenses incurred by the Global Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, distribution (including via the internet) and enforcement of the Loan Documents, including as a result of a dispute among the Lenders or between any Lender and the Global Administrative Agent, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Global Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, including as a result of a dispute among the Lenders or between any Lender and the Global Administrative Agent; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Global Administrative Agent.

10.9  Rights as a Lender.  With respect to its Commitment, Swing Line Commitment or Syndicated Canadian Commitment, Loans made by it and any Notes issued to it, the Global Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Global Administrative Agent, as applicable, and the term “Lender” or “Lenders”, “Syndicated Canadian Bank” or “Global Swing Line Lender”, as applicable, shall, unless the context otherwise indicates, include the Global Administrative Agent in its individual capacity.  The Global Administrative Agent may accept deposits from, lend money to and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Harley, any Company or any of their Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

10.10  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Global Administrative Agent or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Global Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.11  Successor Global Administrative Agent.  The Global Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Global Administrative Agent.  If no successor Global Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Global Administrative Agent’s giving notice of resignation, then the retiring Global Administrative Agent may appoint, on behalf of the Lenders, a successor Global Administrative Agent.  Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Global Administrative Agent shall be subject to approval by the U.S. Borrower, which approval shall not be unreasonably withheld.  Such successor Global Administrative Agent shall be a commercial bank (including a branch thereof) having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as the Global Administrative Agent hereunder by a successor Global Administrative Agent, such successor Global Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Global Administrative Agent, and the retiring Global Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Global Administrative Agent’s resignation hereunder as the Global Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Global Administrative Agent hereunder and under the other Loan Documents.

10.12  Co-Agents, Documentation Agent, Syndication Agent, etc.  None of the Lenders, if any, identified in this Agreement as a “co-agent”, “documentation agent” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.10.

ARTICLE XI  SETOFF; RATABLE PAYMENTS

11.1  Setoff.  In addition to, and without limitation of, any rights of the Lenders or the Global Swing Line Lender under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender or the Global Swing Line Lender to any Company (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender or the Global Swing Line Lender and the other Obligations, whether or not the Obligations, or any part hereof, shall then be due.

11.2  Ratable Payments.  (a) If any Syndicated Global Lender, whether by setoff or otherwise, has payment made to it upon its Syndicated Global Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Syndicated Global Lender, such Syndicated Global Lender agrees, promptly upon demand, to purchase a portion of the Syndicated Global Loans held by the other Syndicated Global Lenders so that after such purchase each Syndicated Global Lender will hold its ratable proportion of Syndicated Global Loans.  If any Syndicated Global Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Syndicated Global Lender agrees, promptly upon demand, to take such action necessary such that all Syndicated Global Lenders share in the benefits of such collateral ratably in proportion to their Syndicated Global Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

(b)  If any Syndicated Canadian Bank, whether by setoff or otherwise, has payment made to it upon its Syndicated Canadian Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Syndicated Canadian Bank, such Syndicated Canadian Bank agrees, promptly upon demand, to purchase a portion of the Syndicated Canadian Loans held by the other Syndicated Canadian Banks so that after such purchase each Syndicated Canadian Bank will hold its ratable proportion of Syndicated Canadian Loans.  If any Syndicated Canadian Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Syndicated Canadian Bank agrees, promptly upon demand, to take such action necessary such that all Syndicated Canadian Banks share in the benefits of such collateral ratably in proportion to their Syndicated Canadian Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII  GUARANTEE

In order to induce the Lenders to extend credit hereunder, each Guarantor fully and unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, jointly with the other Guarantors and severally, the Obligations (including, without limitation, interest accruing hereunder after the commencement of any case under the United States Bankruptcy Code or any other bankruptcy-related rules or legislation in any country in which a Company is organized, whether or not allowed as a claim in such case).  The obligations of the Guarantors under this Article XII are sometimes referred to as the “Guarantee”.  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

Each Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Guarantors hereunder shall not be affected by the failure of any Lender or the Global Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any of the other Loan Documents or otherwise, or, except as specifically provided therein, by any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement.

Each Guarantor further agrees that its Guarantee hereunder constitutes a promise of payment when due and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other person.

Each Guarantor agrees that its obligations under this Guarantee shall be unconditional, irrespective of:

(i)  the validity, enforceability, avoidance, novation or subordination of any of the Obligations or any of the Loan Documents;

(ii)  the absence of any attempt by, or on behalf of, any Lender or the Global Administrative Agent to collect, or to take any other action to enforce, all or any part of the Obligations whether from or against any Borrower, any other guarantor of the Obligations or any other Person;

(iii)  the election of any remedy by, or on behalf of, any Lender or the Global Administrative Agent with respect to all or any part of the Obligations;

(iv)  the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender or the Global Administrative Agent with respect to any provision of any of the Loan Documents;

(v)  the failure of the Global Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations;

(vi)  the election by, or on behalf of, any one or more of the Lenders or the Global Administrative Agent in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”) or other bankruptcy-related rules or legislation in any country in which a Company is organized, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(vii)  any borrowing or grant of a security interest by any Company, as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Borrower is organized;

(viii)  the disallowance, under Section 502 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Company is organized, of all or any portion of the claims of any of the Lenders or the Global Administrative Agent for repayment of all or any part of the Obligations; or

(ix)  any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Borrower or any Guarantor.

The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.  The Lenders, either themselves or acting through the Global Administrative Agent, are authorized, without notice or demand and without affecting the liability of any Guarantor hereunder, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (b) to accept partial payments on all or any part of the Obligations; (c) to take and hold security or collateral for the payment of all or any part of the Obligations, this Guarantee, or any other guaranties of all or any part of the Obligations, (d) to exchange, enforce, waive and release any such security or collateral; (e) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Obligations, this Guarantee, any other guaranty of all or any part of the Obligations, and any security or collateral for the Obligations or for any such guaranty.

The Guarantors consent and agree that none of the Lenders nor the Global Administrative Agent nor any Person acting for or on behalf of the Lenders or the Global Administrative Agent shall be under any obligation to marshall any assets in favor of any Guarantor or against or in payment of any or all of the Obligations.  The Guarantors further agree that, to the extent that any Borrower, any Guarantor or any other guarantor of all or any part of the Obligations makes a payment or payments to any Lender or the Global Administrative Agent, or any Lender or the Global Administrative Agent receives any proceeds of collateral for all or any part of the Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to any Borrower, such Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

In furtherance of the foregoing and not in limitation of any other right which the Global Administrative Agent or any Lender may have at law or in equity against the Guarantors by virtue hereof, upon the failure of any Borrower to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor promises to and will, upon receipt of written demand by the Global Administrative Agent, forthwith pay, or cause to be paid, in cash, the amount of such unpaid Obligations.  The Guarantors further agree, jointly and severally, that if payment in respect of any of the Obligations owed to any Lender shall be due in a currency other than Dollars and/or at a place of payment other than as designated in this Agreement or the Syndicated Canadian Addendum and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the judgment of such Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Guarantors shall make payment of such Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in the applicable place designated in this Agreement or the Syndicated Canadian Addendum, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

Until the Obligations have been indefeasibly paid in full in cash and the Termination Date shall have occurred, the Guarantors (i) shall have no right of subrogation with respect to such Obligations and (ii) waive any right to enforce any remedy which the Lenders or the Global Administrative Agent (or any of them) now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Lenders and the Global Administrative Agent (or any of them) to secure the payment or performance of all or any part of the Obligations or any other liability of any Borrower to the Lenders or the Global Administrative Agent (or any of them).

This Guarantee shall continue in full force and effect and may not be terminated or otherwise revoked until the Obligations shall have been fully and indefeasibly paid (in cash) and discharged and this Agreement and all financing arrangements between any Borrower, the

Global Administrative Agent and the Lenders shall have been terminated; provided that if the capital stock of a Guarantor is sold, transferred or otherwise disposed of in a transaction permitted pursuant to the terms of this Agreement (as in effect on the Closing Date), such Guarantor shall be released from its obligations under this Agreement without further action.  If, notwithstanding the foregoing, the Guarantors (or either of them) shall have any right under applicable law to terminate or revoke this Guarantee, the Guarantors agree that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by the Guarantors, is actually received by the Global Administrative Agent.  Such notice shall not affect the right and power of any of the Lenders or the Global Administrative Agent to enforce rights arising prior to receipt thereof by the Global Administrative Agent.  If any Lender grants loans or takes other action after a Guarantor terminates or revokes this Guarantee but before the Global Administrative Agent receives such written notice, the rights of such Lender with respect thereto shall be the same as if such termination or revocation had not occurred.  The provisions of this Article XII shall remain in full force and effect, notwithstanding any termination of this Agreement, until the Obligations shall have been fully and indefeasibly paid (in cash) and discharged.

Notwithstanding anything contained in this Article XII, the guaranty obligations of the Canadian Guarantor shall only apply to the Obligations of the Canadian Borrower.

ARTICLE XIII  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1  Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Companies, the Lenders and the Global Administrative Agent and their respective successors and assigns, except that (i) the Companies shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof.  Notwithstanding clause (ii) of this Section 13.1, any Lender may at any time, without the consent of the Borrower or the Global Administrative Agent, assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder.  The Global Administrative Agent may treat any Lender as the owner of the Loans for all purposes hereof unless and until such Lender complies with Section 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Global Administrative Agent.  Any such assignee or transferee agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Loan, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Loan.

13.2  Participations.

(A)  Permitted Participants; Effect.  Subject to the terms set forth in this Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment or Syndicated Canadian Commitment of such Lender or any other interest of such Lender under the Loan Documents on a pro rata basis.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans for all purposes under the Loan Documents, all amounts payable by any Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and such Borrower and the Global Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents except that, for purposes of Article III hereof, the Participants shall be entitled to the same rights as if they were Lenders provided however that no Participant shall be entitled to receive any greater payment under Article III than the Lender would have been entitled to receive with respect to the rights participated.

(B)  Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, other than any amendment, modification or waiver with respect to any Loan or Commitment or Syndicated Canadian Commitment in which such Participant has an interest which involves an amendment, modification or waiver with respect to a matter which, if such Participant were a Lender hereunder, would require the consent of such Lender under clauses (i) through (viii) of Section 8.3 hereof.

(C)  Benefit of Setoff.  The Companies agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of set off.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

13.3  Assignments.

(A)  Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities which is not (i) a competitor of Harley or any Borrower or (ii) a Person that is, or is owned or controlled by, a participant in the transportation industry (“Purchasers”) all or a portion of its rights and obligations under this Agreement (including, without limitation, its Commitment, Syndicated Canadian Commitment, Swing Line Commitment, all Loans owing to it, all of its participation interests in Syndicated Canadian Loans and Swing Line Loans, and its obligation to participate in additional Syndicated Canadian Loans and Swing Line Loans hereunder) in accordance with the provisions of this Section 13.3.  Each assignment shall be of a constant, and not a varying, ratable percentage of all of the rights and obligations of any assigning Lender under this Agreement.  Such assignment shall be substantially in the form of Exhibit C hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender’s rights and obligations under the Loan Documents or, except for assignments to another Lender, an Affiliate thereof or an Approved Fund, involves loans and commitments in an aggregate amount of at least $5,000,000.  Notice to the Global Administrative Agent shall be required prior to any assignment becoming effective and the consent of the Global Administrative Agent (which consent will not be unreasonably withheld) shall be required prior to any assignment becoming effective with respect to a Purchaser which is not a Lender and, so long as no Default shall have occurred and be continuing, notice to and consent of the U.S. Borrower (which consent will not be unreasonably withheld) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate thereof or an Approved Fund.

(B)  Effect; Effective Date.  Upon (i) delivery to the Global Administrative Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit C hereto (a “Notice of Assignment”), together with any consents required by Section 13.3(A) hereof, and (ii) payment of a $3,500 fee to the Global Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment.  The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no consent or action by any of the Borrower or the Lenders and no further consent or action by the Global Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and the Syndicated Canadian Loan participations and Swing Line Loan participations assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(B), the transferor Lender, the Global Administrative Agent and the U.S. Borrower shall, if requested by such transferor Lender or Purchaser, make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser.

(C)  The Register.  The Global Administrative Agent shall maintain at its address referred to in Section 14.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 13.3 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 13.3.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower and each of its Subsidiaries, the Global Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

13.4  Confidentiality.  (i)  Subject to Section 13.5, the Global Administrative Agent and the Lenders shall hold (A) all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by Harley or any Company and (B) except as otherwise permitted by HDFS, all information related to the Licensed Marks (as defined in Section 13.6)) and all other information which a reasonable person would deem to be confidential and/or proprietary in light of the nature of the information and the manner in which it was disclosed, in accordance with such Person’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee or prospective Transferee to agree (and require any of its Transferees to agree) to comply with this Section 13.4.  In no event shall the Global Administrative Agent or any Lender be obligated or required to return any materials furnished by Harley, the Companies or any of their Subsidiaries; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of Harley or any Company in connection with this Agreement.

(ii)           (A) To the extent that the Gramm-Leach-Bliley Act, Title V/Privacy (collectively with the related implementing regulations, the “GLBA”), shall be applicable to the transactions contemplated herein, each of the parties hereto agrees that (1) it shall use all non-public personal information obtained pursuant to the requirements of this Agreement solely for the purposes for which the information is disclosed or as otherwise permitted in conformance with the requirements of the GLBA and (2) it shall maintain the confidentiality of such information to the same extent as described in Section 13.4(i).  This clause shall survive the termination of this Agreement.

(B)           In the event that the Global Administrative Agent or any Lender reasonably believes that any physical and/or electronic safeguards have been breached, and that non-public personal information has been obtained by persons and/or entities without authority to use or view such non-public personal information, the Global Administrative Agent or such Lender, as applicable, will notify HDFS, in writing, as soon as reasonably practicable.  The Global Administrative Agent and each Lender shall also maintain commercially reasonable processes and procedures for the storage, retention, and disposal of documents and storage media containing nonpublic personal information.  Nothing in this clause shall be construed to create any third-party beneficiary rights in any consumer or other holder of nonpublic personal information.  This clause shall survive the termination of this Agreement.

(iii)          Each of the parties hereto acknowledges that any breach of the aforesaid confidentiality obligations in this Section 13.4 is likely to cause or threaten irreparable harm to HDFS.  Therefore, HDFS shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as monetary damages. Nothing stated herein will be construed to limit any other remedies available to the parties hereto. This section shall survive the termination of this Agreement.

13.5  Dissemination of Information.  Each of the Companies authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Companies and their Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.4 the confidentiality of any confidential information described therein.

13.6  Non-Use of HDFS’ Licensed Marks.  (i)  HDFS and its affiliates have the licensed right to use certain trademarks, logos, etc. relating to Harley-Davidson Motorcycles, HDFS and their affiliates (the “Licensed Marks”).  Except as permitted by the following sentences, none of the Global Administrative Agent, the Lenders or their Affiliates are authorized to use such Licensed Marks or Harley’s or HDFS’s text name and logo on forms, in legal documents, in advertising, marketing materials, in press releases or any other document or material.  In the event the Global Administrative Agent, any Lender or any of their Affiliates wish to use said Licensed Marks, such Person must obtain HDFS’s prior written approval, which said approval is at HDFS’s sole and absolute discretion and subject to subsequent periodic review of such use and to such reasonable specifications of HDFS to the extent such specifications are directly related to the legal maintenance, whether such is before or after lapse or termination of this Agreement.  The Harley-Davidson text name, logo(s) and registered trademark are not to be used by the Global Administrative Agent, any Lender or any of their Affiliates in any way before, during or after the term of this Agreement, unless prior written consent is obtained from HDFS.  This section shall survive the termination of this Agreement.

(ii)           Each of the parties hereto acknowledges that any breach of the aforestated non-use obligations in this Section 13.6 is likely to cause or threaten irreparable harm to HDFS.  Therefore, in the event of any such breach, HDFS shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as monetary damages.  Nothing stated in this Section 13.6 shall be construed to limit any other remedies available to any party hereto.

ARTICLE XIV  NOTICES

14.1  Giving Notice.  Except as otherwise permitted by Article II with respect to Borrowing Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes); or, if by courier, one (1) Business Day after deposit with a reputable overnight carrier service; with all charges paid.

14.2  Change of Address.  Any of the Companies, the Global Administrative Agent, the Global Swing Line Lender and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto (or, in the case of any Lender, by notice in writing to the U.S. Borrower and the Global Administrative Agent).

ARTICLE XV  COUNTERPARTS

15.1  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the Companies, the Lenders and the Global Administrative Agent have executed this Agreement as of the date first above written.

HARLEY-DAVIDSON FUNDING CORP., as the U.S. Borrower

By:
Name:
Title:

Address:
150 South Wacker Drive, Suite 3020
Chicago, IL 60606

Attention: Treasurer
Telephone No.:	(312) 696-5375
Facsimile No.:	(312) 368-4372

HARLEY-DAVIDSON FINANCIAL SERVICES EUROPE LIMITED, as the U.K. Borrower

By:
Name:
Title:

Address:
150 South Wacker Drive, Suite 3020
Chicago, IL 60606

Attention: Treasurer
Telephone No.:	(312) 696-5375
Facsimile No.:	(312) 368-4372

HARLEY-DAVIDSON FINANCIAL SERVICES, INC., as a Guarantor

By:
Name:
Title:

Address:
150 South Wacker Drive, Suite 3020
Chicago, IL 60606

Attention: Treasurer
Telephone No.:	(312) 696-5375
Facsimile No.:	(312) 368-4372

HARLEY-DAVIDSON FINANCIAL SERVICES INTERNATIONAL, INC., as a Guarantor

By:
Name:
Title:

Address:
150 South Wacker Drive, Suite 3020
Chicago, IL 60606

Attention: Treasurer
Telephone No.:	(312) 696-5375
Facsimile No.:	(312) 368-4372

HARLEY-DAVIDSON CREDIT CORP., as a Guarantor

By:
Name:
Title:

Address:
150 South Wacker Drive, Suite 3020
Chicago, IL 60606

Attention: Treasurer
Telephone No.:	(312) 696-5375
Facsimile No.:	(312) 368-4372

JPMORGAN CHASE BANK, as the Global Administrative Agent, the Global Swing Line Lender and as a Lender

By:
Name:
Title:

Address:

Attention:
Telephone No.:
Facsimile No.:

CITIBANK, N.A., as Syndication Agent and as a Lender

By:
Name: Mark Chabrel
Title: Vice President

Address:
399 Park Ave.
8th Floor, Zone 12
New York., NY 10043

Attention: Mark Chabrel
Telephone No.:	(212) 559-4637
Facsimile No.:	(212) 826-2375

BNP PARIBAS, as Documentation Agent and as a Lender

By:
Name:
Title:

Address:

Attention:
Telephone No.:
Facsimile No.:

SCHEDULE I

FUNDING PROTOCOLS re: SYNDICATED GLOBAL LOANS

and SYNDICATED CANADIAN LOANS

Harley-Davidson $1.1billion Global Credit Facility

Location	Tenor	Notice to Ad Agent	Minimum Amounts Borrowing/Increments	Currency fixing	Screen	Comment

US Borrower - Syndicate Borrowing - US or IBF Nassau

US $ Borrowing		Houston Loan & Agency
ABR	overnight	same day/3PM NYT	$5mm/500m	Not Applicable	Not Applicable
Eurodollar	30, 60, 90, 180	2 days/12 noon NYT	$5mm/500m	Not Applicable	Telerate 3750	NY fixing

GBP Sterling		London Loan & Agency
LIBOR	30, 60, 90, 180	3 days/10AM NYT	£2.5mm/250m	funding date	Telerate 3750	11AM London fixing

Euros		London Loan & Agency
EURIBOR	30, 60, 90, 180	3 days/10AM NYT	€5mm/500m	2 days before funding	Reuters EURIBOR 01	11AM Brussels fixing

Canadian $		London Loan & Agency
C$ LIBOR	30, 60, 90, 180	3 days/11AM NYT	C$5mm/500m	2 days before funding	Telerate 3750

UK Borrower - Syndicate Borrowings in London

GBP Sterling		London Loan & Agency
LIBOR	30, 60, 90, 180	2 days/11am London	£2.5mm/250m	funding date	Reuters LIBOR 01

Euros		London Loan & Agency
EURIBOR	30, 60, 90, 180	3 days/11am London	€5mm/500m	2 days before funding	Reuters EURIBOR 01

US$		London Loan & Agency
LIBOR	30, 60, 90, 180	3 days/11am London	$5mm/500m	2 days before funding	Telerate 3750

CHF		London Loan & Agency
LIBOR	30, 60, 90, 180	3 days/11am London	CHF5mm/500m	2 days before funding	Reuters LIBOR 02

Canadian Borrower - Syndicate Borrowings in Canada

Toronto Loan & Agency
C$ Prime	overnight	same day/12 noon Toronto	C$500m/100m	notice day	Not Applicable

US$ ABR	overnight	same day/12 noon Toronto	$5mm/500m	Not Applicable	Not Applicable

C$ LIBOR	30, 60, 90, 180	3 days/12 noon Toronto	C$5mm/500m	notice day	Telerate 3750

US$ Eurodollar	30, 60, 90, 180	3 days/12 noon Toronto	$5mm/500m	2 days before funding	Telerate 3750	11AM London fixing

CDOR (BAs)	30, 60, 90, 180	same day/10 am Toronto or 1 day/12 noon Toronto	C$500m/100m	notice day	Reuters CDOR

SCHEDULE II

FUNDING PROTOCOLS re: SWINGLINE LOANS

Harley-Davidson $1.1billion Global Credit Facility

Location	Tenor	Notice to Ad Agent	Minimum Amounts Borrowing/Increments	Currency fixing	Screen	Comment

US Borrower - Swingline Borrowing

US $ Borrowing		Houston Loan & Agency
ABR	overnight	same day/3PM NYT	$1mm/500m	Not applicable	Not applicable
Money Market	less than 30 days	same day/3PM NYT	$1mm/500m	Not applicable	Telerate 3750

GBP Sterling		London Loan & Agency
LIBOR	less than 30 days	1 day/12 noon NYT	£500m/250m	day before funding	Telerate 3750	11AM London fixing

Euros		London Loan & Agency
EURIBOR	less than 30 days	1 day/12 noon NYT	€1mm/500m	day before funding	Reuters EURIBOR 01	11AM Brussels fixing

Canadian $ in U.S.		Houston Loan & Agency
C$ LIBOR	less than 30 days	1 day/12 noon NYT	C$500m/100m	day before funding	Telerate 3750

Canadian $ in Canada		Bank One Toronto Loan & Agency
C$ Prime	overnight	same day/12 noon Toronto	C$500m/100m	notice day	Not applicable

UK Borrower - Swingline Borrowings in London

GBP Sterling		London Loan & Agency
LIBOR	less than 30 days	same day/11am London	£500m/250m	notice day	Reuters LIBOR 01

Euros		London Loan & Agency
EURIBOR	less than 30 days	same day/11am London	€1mm/500m	notice day	JPM Ref Rate

US$		London Loan & Agency
LIBOR	less than 30 days	same day/11am London	$1mm/500m	notice day	JPM Ref Rate

CHF		London Loan & Agency
LIBOR	less than 30 days	1 day/11am London	CHF1mm/500m	notice day	JPM Ref Rate

Canadian Borrower - Swingline Borrowings in Canada

Bank One Toronto Loan & Agency
C$ Prime	overnight	same day/12 noon Toronto	C$500m/100m	notice day	Not applicable

CDOR	less than 30 days	same day/12 noon Toronto	C$500m/100m	notice day	Not applicable

SCHEDULE III

MANDATORY COST

1.                                       The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Global Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Global Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                       The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Global Administrative Agent.  This percentage will be certified by that Lender in its notice to the Global Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                       The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Global Administrative Agent as follows:

(a)                                  in relation to a Loan in Pounds Sterling:

per cent. per annum

(b)                                 in relation to a Loan in any currency other than Pounds Sterling:

per cent. per annum.

Where:

A                                      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                        is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.11 (Default Rate) payable for the relevant Interest Period on the Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Global Administrative Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Global Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Global Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Facility Office” means the office or offices notified by a Lender to the Global Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)                                  “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)                                 “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)                                  “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)                                    “Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank and Citibank, N.A. and, in relation to EURIBOR, the principal offices of JPMorgan Chase Bank and Citibank, N.A. in the relevant jurisdiction or such other banks as may be appointed by the Global Administrative Agent in consultation with the Borrowers.

(g)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)                                 “Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Loan Documents.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                       If requested by the Global Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Global Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                       Each Lender shall supply any information required by the Global Administrative Agent for the purpose of calculating its Associated Costs Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of its Facility Office; and

(b)                                 any other information that the Global Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Global Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                                       The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Global Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Global Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                                 The Global Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Global Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Global Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                                 The Global Administrative Agent may from time to time, after consultation with the relevant Borrowers and Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.